Exhibit 6.1
PRODUCT DEVELOPMENT, LICENCE AND COMMERCIALIZATION AGREEMENT

This Product Development, Licence and Commercialization Agreement (“Agreement”) is made and entered into as of February 27th, 2015 by and between Daewoong Pharmaceuticals Co. Ltd. a company incorporated under the laws of South Korea and having its registered office at 163-3, Samsung-Dong, Kangnam-Gu, Seoul, Korea (“DAEWOONG”) and Autotelic, LLC and Autotelic, Inc., and Stocosil Inc. (“STOCOSIL”) companies incorporated under the laws of Delaware, having its registered office at 17870 Castleton Street, Ste. 250, City of Industry, CA 91748, USA. (“STOCOSIL”).

STOCOSIL will be the main party to this Agreeemnt, and Autotelic, LLC together with Autotelic, Inc.,  (“AUTOTELIC”) will be the secondary parties to this Agreement and the “Sponsor” (to be defined below in the Definition Clause) of STOCOSIL. As the Sponsor of STOCOSIL, AUTOTELIC will assume all the responsibilities, obligations, and liabilities of STOCOSIL until STOCOSIL successfully raises $5 million in equity and additional $15 million ($20 million in total) in equity.  Once STOCOSIL successfully raises $5 million in equity, Autotelic, LLC will no longer be the secondary party to this Agreement and Sponsor of STOCOSIL.  Further, when STOCOSIL successfully raises additional $15 million ($20 million in total), Autotelic, Inc. will no longer be the secondary party to this Agreement and Sponsor of STOCOSIL.  To avoid any doubt, Autotelic, LLC will be relieved of any of responsibilities, obligations, and liabilities under this Agreement once STOCOSIL successfully raises $5 million in equity.  Further, Autotelic, Inc. will be relieved of any of responsibilities, obligations, and liabilities under this Agreement once STOCOSIL successfully raises additional $15 million ($20 million in total) in equity.  However, the Clause 7, Non-Compete, and Clause 11, Confidentiality and Publication, will be continuously effective for AUTOTELIC even after AUTOTELIC ceases to be the party to this Agreement as long as this Agreement is in effect and not formally terminated.

In the event of Change in ownership or effective control of STOCOSIL, this Agreement shall remain in full force and effective with the acquirer or successor of STOCOSIL.

DAEWOONG and STOCOSIL are herein referred to each as a “Party” and, collectively, as the “Parties”.

WHEREAS:

I.
DAEWOONG and its Affiliates (as defined below) control certain intellectual property and other rights in and to the Products and DAEWOONG Existing Product (as defined below).

II.
AUTOTELIC, STOCOSIL and its Affiliates (as defined below) have extensive experience in the discovery, developing and commercialization of pharmaceutical products in the USA.

III.
STOCOSIL desires to Develop and Commercialize (as defined below) Products (as defined below) in the Territory (as defined below).

IV.
The Parties desire to Develop and Commercialize the Products (as defined below) pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.
DEFINITIONS AND INTERPRETATION

1.1       The following terms shall have the following meanings when used in this Agreement:

“Activ “Pharmaceutical Ingredient” or “API”	means in respect of the Product the active substance(s) contained in that Product.
“Adverse Event”	shall have the meaning as defined in Safety Data Exchange Agreement.
“Affiliates”
means, in relation to a Party, any person,  which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Party.  An entity shall be deemed to control another entity if it:  (i) owns, directly or indirectly, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.  Further, they also mean that any companies whose, at least 50%, shareholders are also the shareholders of either of the Parties at the time of the inception of these companies, defined as “Common Control”.

“Agreement”	means this agreement, together with its Schedules, as amended from time to time by the Parties.
“Applicable Law”
means any domestic or foreign statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Regulatory Authority applicable to a Party or its properties, business, assets or a Product or any of the activities contemplated hereunder that may be in effect from time to time.

“Business Day”	means a day other than a Saturday or a Sunday when the banks in Los Angeles and Korea are open for normal business.

“Calendar Quarter”
means each successive period of three (3) consecutive calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

“Calendar Year”
means each successive period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

“Claim”	means Third Party suits, claims, actions, proceedings or demands. i
“Clinical Trials”
means Phase I, Phase II, Phase III, Phase IV or such other tests and studies in patients that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approvals, but excluding Post Approval Studies.

“Commercially Reasonable Efforts”
means, with respect to a Party’s obligation to perform or achieve a specified obligation or outcome of the Product and/or Optional Product or generally under this Agreement, the efforts, expertise, degree of skill, and resources that are comparable in quality and scope to those efforts, expertise, degree of skill and resources that are generally used by such Party to perform or achieve a comparable obligation or outcome for a pharmaceutical product owned or controlled by such Party, which has the same regulatory requirements or status (for example, requires a prescription or is available over-the-counter), is at a comparable stage of development or product life as the Product and/or Optional Product, and that has similar market potential as the Product and/or Optional Product, taking into account issues of patent coverage, relative safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, relevant regulatory circumstances, the profitability of the product (including pricing and reimbursement status achieved) and other relevant risk factors, including technical, legal, scientific, commercial and/or medical risk factors.

“Commercialization” “Competitive Product”
means any and all activities (after Regulatory Approval) directed to the marketing, detailing and other promotion of the Product and/or Optional Product, after Regulatory Approval for commercial sale has been obtained.  Commercialization shall include marketing, distributing, offering to sell, selling, importing, exporting or transporting for sale of the Product and/or Optional Product, but shall not include Post Approval Studies.  When used as a verb, “Commercialising” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have a corresponding meaning.

means any pharmaceutical product not manufactured by DAEWOONG or its Affiliates that (i) has same mechanism of action with that of the Product, and (ii) has same composition as olmesartan and rosuavastatin combination, and (iii) launched or manufactured or supplied in the Territory by any other persons than DAEWOONG, including but not limited to AUTOTELIC, STOCOSIL or Distributor, after the Effective Date of this Agreement.

“Confidential Information”
means any and all information of a confidential or sensitive nature (including all Intellectual Property and Know-How) disclosed by a Party to the other pursuant to this Agreement including, without limitation, manufacturing, marketing, financial, personnel, scientific and other business information and plans, and the material terms of this Agreement, whether in oral, written, graphic or electronic form.

Failure to mark any of the Confidential Information as confidential or proprietary shall not affect its status as Confidential Information under the terms of this Agreement.

“Control or Controlled”
   means
(a)in respect of any partnership, corporation or other entity, the direct or indirect ownership of more than fifty percent (50%) of the outstanding shares or other voting rights of the subject entity having the power to vote on or direct the affairs of the entity, (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction); and
(b)in respect of any Patent, Know-How or other Intellectual Property whether owned by or licensed to an entity, the possession of the legal right and ability to grant the respective licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangement with any Third Party;

and the expressions Controlling and Controlled by shall be interpreted accordingly.

“Cost of Goods” or “COGS”
means the cost consisting of (a) Cost of materials used in production of Product including but not limited to APIs, additives, and packages, (b) labour and machine cost, and (c) overhead costs related to production.
DAEWOONG and STOCOSIL agree to review the market price of each API (Olmesartan, Rosuvastatin) for the Product during the 1st quarter of every year and calculate the average price of 3 suppliers registered in the US-DMF for each active ingredient. Then, that average price shall become effective on the last day of every 1st quarter and shall be applied to calculate a new COGS after such date.
Overhead cost for production shall be calculated as 0.4 times the sum of labour and machine cost.
* Overhead cost = (labour and machine cost)*0.4
COGS is to be no more than projected on Product COG (Date: Dec, 2014) as provided to STOCOSIL during its due diligence visit.  This is to remains effective from the Effective Date until expiration of the agreement.  Thereafter, pricing upper limit shal be permitted only at the time of contract renewal, provided that price increases shall not exceed five percent (5%) over the applicable price in effect for the expiring term.  In the event that the relevant governmental pricing (e.g. Centers for medicare and Medicaid Services) authorities in the Territory reduced the maximum bidding/retail price of the Product/Optional Product making the current pricing uncompetitive, Parties shal discuss in good faith a Product price adjustment.

“Delivery Terms”	shall be on FOB Incheon airport.
“Development”
means, with respect to the Product and/or Optional Product, all activities related to research, preclinical and other non-clinical testing, test methods development and stability testing, toxicology, formulation, quality assurance/quality control, including the transfer of information, materials, Regulatory Documentation and other technology with respect to the Product and/or Optional Product, commercial scale-up, Clinical Trials and Post Approval Studies, including Manufacturing in support thereof, statistical analysis and report writing, market research and development, the preparation and submission of INDs and NDAs, regulatory affairs with respect to the foregoing, and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining, maintaining or expanding a Marketing Authorization.  When used as a verb, “Develop” shall mean to engage in Development.

“Development Costs”
means any and all costs and expenses recorded as an expense in accordance with applicable accounting rules, related to the Development of a Product, approved by a Development Plan.  Development costs shall include such costs in connection with the following activites:
(a)pre-clinical activity costs such as toxicology and formulation development, test method development, stability testing, quality assurance, quality control development and statistical analysis;
(b)clinical costs including cost of goods for the conduct of the clinical trials;
(c)regulatory expenses relating to the conduct of Clinical Trials, wherever performed, for the Product;
(d)Manufacturing of Clinical Trial Supplies of Product for use in Clinical Trials and any pre-clinical activities in support thereof;
(e)Manufacture, purchase or packaging of comparators or placebo for use in Clinical Trials;
(f)Development of the Manufacturing process for Commercial Supplies of the Product, scale-up, Manufacturing process validation, Manufacturing improvements and qualification and validation of Third Party contract manufacturers;
(g)Direct charges for materials (including chemicals, animals and lab supplies).
(h)Regulatory filing costs including but not limited to manufacturing site registration fees, FOFA, PDUFA, MDUFFMA.
(i)Insurances such as product liability insurance, clinical trial insurance, etc.

“Development Plan” “Effective Date”
means the plan for Development of the Product and/or Optional Product, including, without limitation, operating guidelines and estimated filing dates, guidelines for filing Marketing Authorization, and any pre-clinical trials and Clinical Trials to be conducted by STOCOSIL.

means the date on which  all parties formally execute this Agreement.

“First Commercial Sale”
means, in respect of the Product and/or Optional Product in a country within the Territory, the date on which that Product is first shipped to wholesalers and retailers by STOCOSIL in commercial quantities from its distribution centres for commercial sale to a Third Party in such country after receipt of Marketing Authorisation approval for such Product in such country.  Sales for test marketing, sampling and promotional uses or Clinical Trials or research purposes or compassionate uses will not be considered a First Commercial Sale.

Further means, in respect of the Product and/or Optional Product in a country outside of the Territory except in Korea, the date on which that Product is first shipped to wholesalers and retailers by DAEWOONG in commercial quantities from its distribution centres for commercial sale to a Third Party in such country after receipt of Marketing Authorisation approval for such Product in such country.  Sales for test marketing, sampling and promotional uses or Clinical Trials or research purposes or compassionate uses will not be considered a First Commercial Sale.

“Force Majeure”	has the meaning set out in Clause 21.5.

“Good Clinical Practice” or “GCP”
shall mean all applicable good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable: (i) the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”), Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95); (ii) the Declaration of Helsinki (1964) as last amended at the 59th World Medical Association (WMA) General Assembly in October 2008 and any further amendments or clarifications thereto; (iii) regulations for “Protection of Human Subjects”, “Institutional Review Boards” and applications for IND, as set forth respectively under 21 C.F.R. Parts 50, 56, and 312, as may be amended from time to time;; and (iv) the equivalent Applicable Laws in any relevant country or jurisdiction, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reports results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

“Good Laboratory Practice” or “GLP” “Good Manufacture Practice” or “GMP”
shall mean all applicable good laboratory practice standards, including:  (i) 21 C.F.R. Part 58 (“Good Laboratory Practice for Nonclinical Laboratory Studies”), as may be amended from time to time, and (ii) the relevant Applicable Laws in any relevant country or jurisdiction in the Territory, each as may be amended and applicable from time to time shall mean all applicable current good manufacturing practices including, as applicable:  (i) the regulations for “Current Good Manufacturing Practice in Manufacturing, Processing, Packing or Holding of Drugs; General”, “Current Good Manufacturing Practice for Finished Pharmaceuticals, “Current Good Manufacturing Practice for Blood and Blood Components” “General Biological Products Standards” and the “Quality System Regulation”, as set forth respectively under 21 C.F.R. Parts 210, 211, 606, 610 and 820, as may be amended from time to time; (ii) the principles detailed in ICH Q7A ”Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients”; and (iii) the equivalent Applicable Laws in any relevant country or jurisdiction, each as may be amended and applicable from time to time.

“Intellectual Property Rights”
means rights in any and all Patents, any industrial and intellectual property of any kind granted or recognised under the laws of any country including but not limited to (a) any copyright,  designs rights, Patents, logos, business names or signs, domain names, database rights, moral rights, including all rights or forms of protection having an equivalent or similar nature or effect anywhere in the world, whether enforceable, registered, unregistered or registerable (including all renewals, extensions and applications for registration) in respect of the same; and (b) any and all rights relating to software, Confidential Information or Inventions.  Trade Marks are excluded from this definition.

“STOCOSIL & AUTOTELIC Arising IP”
means any and all Intellectual Property Rights and Know-How which arise in connection with a  Development Plan and this Agreement, to the extent it relates to Product and/or Optional Product or the Manufacture of the Optional Product. This to mean any and all  Drug Monitoring IPs and Drug Monitoring/Drug combination IPs.

“STOCOSIL & AUTOTELIC Background IP”
means any Intellectual Property Rights and Know How owned by, assigned to or licensed to STOCOSIL and/or STOCOSIL Affiliates prior to the Effective Date, which are necessary for the performance of a Development Plan.

“STOCOSIL Senior Representative”	means: for all disputes relating to development or regulatory issues, STOCOSIL’s CEO
“DAEWOONG Arising IP”
means any and all Intellectual Property Rights and Know-How, which arise in connection with a Development Plan, Manufacture of the Product, and this Agreement, to the extent it relates to the Product which does not incorporate any STOCOSIL Confidential Information, STOCOSIL Background IP and/or STOCOSIL Arising IP.

“DAEWOONG Background IP”
means any Intellectual Property Rights and Know-How owned or Controlled, or licensed to or otherwise acquired by DAEWOONG and/or DAEWOONG’s Affiliates prior to the Effective Date of this Agreement and/or otherwise outside the scope of this Agreement which are necessary to perform the obligations pursuant to this Agreement.

“DAEWOONG Senior Representative”	means: (i) for disputes relating to development or regulatory issues, DAEWOONG’s Head of Products Development; or (ii) for all other disputes, DAEWOONG’s CEO.
“Know-How”
means any proprietary computer program(s), computer code(s), algorithm, treatment algorithm, technology, technical, scientific and medical information, methods of use, processes, techniques, ideas, inventions (excluding any inventions disclosed in any Patent, that is granted or published application), improvements, modifications, know-how, practices, trade secrets, chemistry, manufacturing and control data, quality control information and procedures, and pharmacological, toxicological and preclinical and clinical test data and results and regulatory information (including all documentation and correspondence submitted or required to be submitted to a Regulatory Authority, or received from a Regulatory Authority, in connection with a Regulatory Approval in any country), all of the foregoing pertaining to the Development, Manufacture and/or Commercialization of the Product, but excluding Patents associated with any of the foregoing.

“Loss” or “Losses”	means liabilities, damages, and losses to Third Parties, costs and expenses, including, but not limited to, the reasonable fees of attorneys and other professionals.
“Manufacture”
means, in respect of the Product, any and all activities related to the purchasing (and/or producing) of Materials, processing, production, sample retention, bulk packaging, primary & secondary packaging, labeling, storing, testing, release and shipping of such Product, including quality assurance and quality control and stability testing, and includes the performance of any such activity in connection with the Development of the Product, and “Manufactured” and “Manufacturing” shall be construed accordingly.

“Manufacturing and Supply Agreement” or “MSA”
means an agreement to be entered into by STOCOSIL and DAEWOONG which sets forth the terms and conditions under the Product to be Commercialized by STOCOSIL will be Manufactured and supplied by DAEWOONG to STOCOSIL.  The key terms of this Manufacturing and Supply Agreement are summarised in Schedule 1.

“Manufacturing Licence”	means, in respect to the Product, all licences and/or approvals necessary for, or in connection with, the Manufacture of such Product at the Manufacturing Site(s).
“Manufacturing Site(s)”
means that (or those) manufacturing sites used or owned by DAEWOONG or its Affiliates or its or their respective permitted subcontractors at which the Product will be Manufactured, either pursuant to this Agreement or pursuant to the Manufacturing and Supply Agreement.

“Marketing Authorizations"
means, in respect of the Product and/or Optional Product in a country in the Territory, all approvals, licenses, registrations or authorizations issued by the relevant Regulatory Authority in such country of the Territory enabling STOCOSIL to commercialize the Product and/or Optional Product in that country, including Price and Reimbursement Approval.

“Materials”
means, in respect of a Product, all active and raw materials (including API), intermediates, processing aids, ingredients, components, packaging and labelling materials and other materials that are required to Manufacture that Product.

“Net Sales”
means, as to STOCOSIL or DAEWOONG and with respect to a given period of time, gross invoiced sales of the Product and/or Optional Product to Third Parties by either Party or its Affiliates or sublicensees in such period, less the following deductions from such gross amounts which are actually incurred, allowed, paid, accrued or specifically allocated:

(a) Cost of Good Sold, defined in above

(b) credits or allowances actually granted for damaged Product and/or Optional Product, returns or rejections of Product, price adjustments, and billing errors;

(c) governmental and other rebates (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups;

(d) such Party’s normal and customary trade, cash and quantity discounts, allowances, and credits actually allowed or paid;

(e) commissions allowed or paid to Third Party distributors, brokers, or agents other than sales personnel, sales representatives, and sales agents employed by such Party;

(f) transportation costs, including insurance, for outbound freight related to delivery of Product to the extent included in the gross amount invoiced;

(g) sales taxes, value added taxes (VAT), and other taxes directly linked to the sales of Product to the extent included in the gross amount invoiced;

(h) the actual amount of any write offs for bad debt directly relating to sales of Product in the period; and

(i) any other items actually deducted from gross invoiced sales amounts as reported by such Party in its financial statements in accordance with the International Financial Reporting Standards. Sales between or among either Party and its Affiliates or sublicensees will be excluded from the computation of such Party’s Net Sales, but the subsequent final sales to a Third Party by such Affiliates or sublicensees will be included in the computation of such Party’s Net Sales.

“Patent”
means (a) all national, regional and international patent applications, including priority and provisional patent applications, (b) all patent applications derived from or claiming priority from the foregoing patent applications (a), including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or been granted or in the future issue or are granted from the foregoing patent applications ((a) and (b)), including without limitation patents for inventions, utility models, petty patents, design patents and certificates of invention, (d) any and all reissues, re-examinations, revalidations, confirmations, restorations or extensions, including any patent term extensions, supplementary protection certificates and the like of the foregoing patents or patent applications ((a), (b) and (c)).

“Phase I”
means, with respect to the Product, a clinical study identified as a Phase I Study in the Development Plan and conducted in humans on a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties, and clinical pharmacology of such pharmaceutical product, and that is consistent with 21 C.F.R. § 312.21(a) and/or, as applicable, other comparable Laws.

“Phase II”
means, with respect to the Product, a clinical study identified as a Phase II Study in the Development Plan and conducted in human patients designed to evaluate clinical efficacy and safety for such product for one or more indications and that is consistent with 21 C.F.R. § 312.21(b) and/or, as applicable, other comparable Laws.

“Phase III”
means, with respect to the Product, a clinical study identified as a Phase III Study in the Development Plan and conducted as a pivotal trial for purposes of filing an Marketing Authorisation application for the Product that provides for the clinical study of such Product on sufficient numbers of patients to confirm with statistical significance the efficacy, and confirm the safety of such Product sufficient to support such MAA for such Product, and is consistent with 21 C.F.R. § 312.21(c) and/or, as applicable, other comparable Laws.

“Phase IV”
means a human clinical trial of a product that is not included in the original NDA submission for such product for an indication, but is required to obtain or maintain the approval by a competent Regulatory Authority of the NDA for such product for such indication, including studies conducted to fulfil commitments made as a condition of NDA approval or any subsequent human clinical trials requested or required by a competent Regulatory Authority as a condition of maintaining such approval.

“Price and Reimbursement Approval”
means the approval of the price and the reimbursement category (where relevant) for the Product and/or Optional Product as established from time to time by the relevant Regulatory Authority in the applicable country in the Territory.

“Product”
means a pharmaceutical product (including any future formulation), which contains only Olmesartan plus Rosuvastatin fixed dose combination (FDC) or its new formula, including but not limited to any modifications or update, for HTN.

“Optional Product” “Post Approval Studies”
means a pharmaceutical product (including any future formulation), which contains only Olmesartan plus Rosuvastatin fixed dose combination (FDC) to be used with Therapeutic Drug Monitoring (TDM)for recalcitrant or resistant HTN.  All Intellecture Properties of TDM are exclusively owned by AUTOTELIC, and AUTOTELIC will grant a royalty bearing non-exclusive license to use in conjunction with the a pharmaceutical product (including any future formulation), which contains only Olmesartan plus Rosuvastatin fixed dose combination (FDC).

means a human clinical study, or other test or study with respect to a product for an indication that (a) is conducted solely in support of pricing or reimbursement for such product in the Territory or (b) is not required to obtain or maintain Marketing Authorization for such product for such indication (for clarity, any human clinical study that is intended to expand the label for a product shall be a Clinical Trial).  Subject to the foregoing, Post Approval Studies may include epidemiological studies, modelling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies and health economics studies, but shall exclude Phase IV Clinical Trials.

“Regulatory Authority”
means any applicable international, supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Development, Manufacturing and Commercialization of the Product and/or Optional Product.

“Regulatory Dossier”
means in relation to the Product and/or Optional Product, the technical registration dossier produced in relation to that Product and/or Optional Product (including any and all information, processes, techniques, data and Intellectual Property Rights) in an electronic format which allows for compilation into the relevant country format according to the regulatory requirements necessary to obtain and maintain Marketing Authorizations for the relevant Product in any country in the Territory and outside of the Territory.

“Regulatory Documentation”
means, with respect to the Product and/or Optional Product, all Regulatory filings and supporting documents created, submitted to a Regulatory authority, and all data contained therein, including, without limitation, any investigator’s brochures, study protocols, DMF (Drug Master File), correspondence to and from a Regulatory Authority, minutes from teleconferences with Regulatory Authorities, registrations and licences, regulatory drug lists, advertising and promotion documents shared with Regulatory Authorities, adverse event files, complaint files and manufacturing records.

“Senior Representatives”	means the DAEWOONG Senior Representative and the STOCOSIL Senior Representative.
“Specifications” “Sponsor”
means the technical specifications for the Product  to be included in the relevant Quality Agreement.

means Autotelic, LLC, Autotelic, Inc. and its shareholders or members currently  who own the majority shares of common stocks of Stocosil, Inc. And they will provide necessary capital and services until Stocosil is able to operate as a stand-alone company.  For the purpose of this Agreement, Autotelic, LLC and Autotelic, Inc. will assume all of Stocosil Inc.’s responsibilities, obligations, and liabilities until Stocosil Inc. successfully raises total of $20 million in equity.

“Step-In Rights”	has the meaning given in Clause 4.5 and 6.3.

“Supply Price”
means, in respect of the Product Manufactured and supplied by DAEWOONG to STOCOSIL pursuant to the Manufacturing and Supply Agreement, the price paid or payable by STOCOSIL for such Product under the Manufacturing and Supply Agreement, which is Cost of Goods plus 50%..

“Term”	means the term of this Agreement as set out in Clause 3.
“Territory” 2.8.0
means the United States, Canada, Australia, Japan, Taiwan, and part of Latin American countries of which DAEWOONG are not currently marketing and/or have no plan to market the Product and/or Optional Product in the future.

“Third Party”	means a person other than STOCOSIL, AUTOTELIC, DAEWOONG or their respective Affiliates.
“Trade Mark(s)”
means in relation to any Party, registered and unregistered trademarks, including, inter alia, words and logos, and any applications for registration thereof, and any Intellectual Property rights residing in such trade marks owned and/or used by that Party and/or its Affiliates and which are used in relation to the Product and/or Optional Product.

“Valid Claim”
means a claim of any issued, unexpired Patent owned or Controlled by STOCOSIL that shall not have lapsed, been cancelled or abandoned, been donated to the public, finally disclaimed, nor held finally invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision and where the claim relates to composition of matter or method of use of the Product and/or Optional Product.

“VAT" 2.8.1	means the value added taxes imposed by tax authority of each country of the Territory and outside of the Territory of which the Product and/or Optional Product are being marketed.
“Waste”
means any unwanted substance including regulated waste, non product waste (such as packaging) and manufacturing waste (such as scrap material in factories), irrespective of whether it is capable of being recycled or recovered or has any value.

1.2            In this Agreement:

1.2.1           unless the context otherwise requires, all references to a particular clause or schedule shall be a reference to that clause or schedule in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.2.2           the headings are inserted for convenience only and shall be ignored in construing this Agreement; unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.2.3           any reference to persons includes natural persons, firms, partnerships, limited liability partnerships, companies, corporations, unincorporated associations, local authorities, governments, states, foundations and trusts (in each case whether or not having separate legal personality) and any agency of any of the above;

1.2.4           any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.5           any reference to a statute, statutory provision or subordinate legislation (legislation) (except where the context otherwise requires) (i) shall be deemed to include any by-laws, licences, statutory instruments, rules, regulations, orders, notices, directions, consents or permissions made under that legislation and (ii) shall be construed as referring to any legislation which replaces, re-enacts, amends or consolidates such legislation (with or without modification) at any time;

1.2.6           any reference to a Party includes a reference to their respective successors-in-title and permitted assignees, including licensees.

2.
GRANT OF RIGHTS

2.1
Grants to STOCOSIL

2.1.1           Subject to the terms and conditions of this Agreement, DAEWOONG hereby grants to STOCOSIL, and STOCOSIL hereby accepts:

(a)
During the Term of Agreement, DAEWOONG grants STOCOSIL and its designated Affilate(s)  for the development and commercialization of the Product and Optional Product,  an exclusive right to register, import, promote, market, distribute (including through tiers of distributors), offer for sale, sell, have sold and otherwise commercialize the Product and Optional Product in the Territory below during the term of this Agreement.

(b)
an exclusive license (with the right to grant sub-license, as provided in Clause 2.3) under DAEWOONG Background IP, DAEWOONG’s Confidential Information, DAEWOONG’s Know-How and DAEWOONG Arising IP to (a) Develop,and Commercialize the Product and/or Optional Product in the Territory; (b) seek and obtain Regulatory Approvals for the Product and/or Optional Product in the Territory, and (c) use and reference, with the right to grant sublicenses, as provided in Clause 2.3, the DAEWOONG Regulatory Dossier; provided, however, DAEWOONG shall retain the right to practice or use the DAEWOONG Background IP, DAEWOONG’s Confidential Information, DAEWOONG’s Know-How and DAEWOONG Arising IP as may be necessary to conduct its Development obligations under the Development Plan in accordance with the terms and conditions of this Agreement.  For the avoidance of doubt, the items under discussion are  specific to the Product ie. formulation patent(s) for Product and/or Optional Product.

(c)           a non-exclusive, royalty-free licence (with the right to grant sub-licenses, as provided in Clause 2.3) to DAEWOONG Background IP, DAEWOONG Arising IP, DAEWOONG Confidential Information, and DAEWOONG Know-How, solely for the performance of “its obligations”, defined below, under this Agreement and in accordance with a Development Plan.   For the avoidance of doubt, “its obligations” means any obligation not specificly to the Product ie. formulation patent(s) for FDC in general and not specific to Product and/or Optional Product.

2.1.2           STOCOSIL shall own and retain all right, title and interest in and to the Product Regulatory Documentation and the Optional Product Regulatory Documentation (including Regulatory Authorization with respect to a Product), as well as all Clinical Trial data in the Territory.  Without limitation to any other term or condition of this Agreement, DAEWOONG shall promptly (a) deliver to STOCOSIL in writing, and shall cause its Affiliates to so deliver, any Product Regulatory Documentation, the Optional Product Regulatory Documentation and Clinical Trial data, and (ii), without additional consideration, assign and transfer, and cause its Affiliates to so assign and transfer, to STOCOSIL (or its Affiliate or other designee) all of their respective rights, titles and interests in and to such Product Regulatory Documentation, the Optional Product Regulatory Documentation and Clinical Trial data in the Territory.  For the avoidance of doubt, DAEWOONG will transfer any Regulatory Documentation that currently exists upon executing this Agreement and as soon as possible with respect to any new Regulatory Documentation or data generated thereafter.

2.2
Grants to DAEWOONG

2.2.1
Subject to the terms and conditions of this Agreement, AUTOTELIC and/or STOCOSIL hereby grants to DAEWOONG, and DAEWOONG hereby accepts:

(a)           an exclusive and royalty bearing access (with the right to grant sub-licenses, as provided in Clause 2.3) to the STOCOSIL’s Regulartory Dossier, STOCOSIL’s Regulatory Documentation, STOCOSIL and AUTOTELIC Background IP, STOCOSIL and AUTOTELIC Arising IP,  STOCOSIL’s Confidential Information, STOCOSIL’s and AUTOTELIC’s Know-How of the Product and/or Optional Product outside of the Territory in order to seek and obtain Regulatory Approvals and/or Marketing Authorization for the Product and/or Optional Product outside of the Territory, as required per Applicable Laws . For the avoidance of doubt, the items under discussion hereinwith are specificly to the Product and/or Optional Product such as TDM related IPs for treatment of resistant hypertension using ARBs.

(b)           a non-exclusive, royalty-free licence (with the right to grant sub-licenses, as provided in Clause 2.3) to STOCOSIL and AUTOTELIC Background IP, STOCOSIL and AUTOTELIC Arising IP, STOCOSIL’s Confidential Information, and STOCOSIL’s and AUTOTELIC’s Know-How, solely for the performance of DAEWOONG’S obligations under the Development Plan in accordance with this Agreement. For the avoidance of doubt, the items under discussion hereinwith are specificly to the Product or Optional Product such as TDM for improvement of therapeutics including but not exclusive to ARBs.

2.3           Sublicenses

2.3.1
Subject to Clause 5.3, STOCOSIL may sublicense any of its rights under this Agreement to Develop, Manufacture and Commercialize the Product and/or Optional Product in whole or in part to one or more of its Affiliates or any Third Party performing work under this Agreement, provided that the rights sublicensed to any Affiliate shall automatically terminated upon a change of control of such Affiliate in connection with which such Affiliate ceases to be an Affiliate of STOCOSIL, or in the event of a Third Party, its service agreement with STOCOSIL expires or is terminated.  Iin the event of Change in ownership or effective control, this Agreement shall remain in full force and effective with the acquirer and/or successor.

2.3.2
DAEWOONG may sublicense its right under this Agreement to Develop, Manufacture and Commercialize the Product and/or Optional Product outside the Territory in whole or in part to one or more of its Affiliates performing work under this Agreement, provided that the rights sublicensed or subcontracted to any Affiliate shall automatically terminate upon a change of control of such Affiliate in connection with which such Affiliate ceases to be an Affiliate of DAEWOONG.

2.3.3
Both Parties may sublicense its right under this Agreement to Develop, Manufacture and Commercialize the Product and/or Optional Product in whole or in part in appropriate Territories to one or more contract research organizations performing work under this Agreement, subject to prior a written consent from each other, such consent not to be unreasonably withheld. Both Parties shall have thirty (30) Business Days to review each other’s proposal.

2.3.4           Each Party shall ensure that each of its Affiliates and sublicenses accepts and complies with all of the terms and conditions of this Agreement as if such Affiliates or sublicenses were a party to this Agreement and each Party shall be primarily liable for its Affiliates’ and sublicenses or subcontractors performance under this Agreement.

3.
EFFECTIVE DATE AND TERM

3.1
Unless earlier terminated in accordance with Clause 18, this Agreement shall remain in full force from the Effective Date and shall remain in force for a period of ten (10) years from the First  date of Commerical Sale of the Optional Product in any country of the Territoryand thereafter shall be automatically renewed on an annual basis unless either Party gives a six (6) month notice to terminate the Agreement.

4.
DEVELOPMENT

4.1
Initial Obligations by AUTOTELIC and STOCOSIL

4.1.1           AUTOTELIC and its majority shareholders or members have created and  own majority shares of common stocks of  a new legal entity, STOCOSIL, Inc. for the purpose of the Development and Commercialization of the Product and/or Optional Product in the Territory.

4.1.2           AUTOTELIC will fund STOCOSIL and provide necessary personnel, infrastructure, capabilities, and service to ensure the successful Development and Commercialization of the Product and/or Optional Product.

4.1.3           STOCOSIL with an assistance from AUTOTELIC will also be responsible for raising additional and necessary capital for such entity for  the purpose of the Development and Commercialization of the Product and/or Optional Product in the Territory.

4.2           Development Plan

4.2.1
Development of the Product and/or Optional Product shall be governed by a multi-year Development Plan, which shall be prepared by STOCOSIL, and shall set forth material anticipated Development activities and timelines until the date that the corresponding Product receives Regulatory Authorization in the countries in the Territory specified in such Development Plan.  Both Parties recognize that, in general, the Development Plans represent projections only and may be subject to change during the Development process and is not a guarantee that Marketing Authorization in any country is received in accordance with any timelines.

4.2.2           Diligence: Standards of Conduct

4.2.2.1                      With respect to the Product and Optional Product, the Parties agree to use Commercially Reasonable Efforts to undertake, and to bear the costs associated with, the key Development activities of the countries in the Territory and countries outside of the Territory.

4.2.2.2                      Each Party shall use Commercially Reasonable Efforts to develop the Product and/or Optional Product in accordance with timelines set out in the relevant Development Plans.

4.2.2.3                      The Parties shall conduct all of their respective activities in connection with this Agreement with reasonable skill and care in a good scientific manner, and in compliance in all material respects with all requirements of Applicable Laws, rules and regulations, and, to the extent applicable, all other requirements of GMP, GLP and current GCP.

4.2.2.4                      Both Parties acknowledge the importance of ensuring that the activities under this Agreement are undertaken in accordance with the following good data management practices:

(a)
data being generated using sound scientific techniques and processes;

(b)
data being accurately and reasonably contemporaneously recorded in accordance with good scientific practices by the persons responsible for conducting the research under this Agreement;

(c)
data being analysed appropriately without bias in accordance with good scientific practices; and

(d)
data and results being stored securely and in a form which can be easily retrieved.

4.2.2.5                      The Parties agree to implement the necessary processes to ensure a close, co-operative working relationship in order to enable both Parties to fulfil their obligations under this Agreement.

4.2.2.6                      During the Term of this Agreement, each Party shall provide to the other Party all such Party’s Know-How (i.e., in case of DAEWOONG, DAEWOONG Know-How, and in the case of STOCOSIL, all STOCOSIL Know-How) and that has not previously been provided hereunder, in each case promptly upon request by the other Party.  The Party providing such Party’s Know-How shall provide the same in electronic form to the extent the same exists in electronic form, and shall provide copies as reasonably requested and an opportunity for the other Party or its designee to inspect (and copy) all other materials comprising such Know-How (including for example, original patient report forms and other original source data).  The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of the DAEWOONG Know-How and the STOCOSIL Know-How.

4.2.2.7                      The Parties acknowledge that the outcome and results of each Development Plan are uncertain; accordingly, neither Party guarantees any outcome thereof or otherwise warrants that any product, , including the Product or the Optional Product, will be successfully Developed as a result of a Development Plan.

4.3           Subcontracting

4.3.1           Either Party may subcontract with any Third Party to perform any of its obligations described above in Clause 4.2.2.1; provided that no such permitted subcontracting shall relieve such Party of any liability or obligation hereunder except to the extent they are satisfactorily performed by such subcontractor; provided further that such Party shall not subcontract any such obligations unless the agreement pursuant to which it engages any Third Party subcontractor (i) is consistent in all material respects with this Agreement, and (ii) contains terms obligating such subcontractor to comply with the confidentiality, intellectual property, and all other relevant provisions of this Agreement.

4.3.2           The Party that subcontracts with a Third Party shall be responsible for managing said Third Party.

4.4           Development Costs

4.4.1           The Development Costs of the Product and Optional Product in the Territory shall be entirely borne by STOCOSIL

4.4.2           The Development Costs of the Product and Optional Product outside of the Territory shall be entirely borne by DAEWOONG.

4.5
Step-In Rights at the Development Stage for DAEWOONG

4.5.1           Where STOCOSIL decides to permanently stop all Development of the Product and/or Optional Product in the Territory, it shall give written notice at any time to DAEWOONG of such fact setting out the countries to which the notice applies.  Upon receipt of such notice, DAEWOONG will have the option (“Step-In Rights”) to further Develop the Product and Optional Product (“Retained Product”) in such country (each, a “Retained Countries”) in the Territory.   If DAEWOONG exercises its Step-In Rights under this Clause:

(a)
DAEWOONG shall reimburse STOCOSIL all Development Costs upto that point; and

(b)
STOCOSIL shall grant DAEWOONG an exclusive license, royalty-bearing under STOCOSIL Background IP, STOCOSIL Arising IP, STOCOSIL’s Confidential Information and STOCOSIL Know-How (with the right to grant sub-license, as provided in Clause 2.3) to make, have made, use, develop, sell, offer for sale and import the Retained Product in the Territory in the affected country or countries (except for the TDM owned by AUTOTELIC: but AUTOTELIC grants a non-exclusice license to use the TDM for the Optional Product of the Retained Product).  For the Product of the “Retained Product”, DAEWOONG will not pay any further royalty or any other profit sharing payments.  For the Optional Product of the “Retained Product”, DAEWOONG shall pay 5% of the annual Net Sales of the Optional Product as an annual royalty payment for the duration of this Agreement.

4.6           Step-In Rights at the Development Stage for STOCOSIL

4.6.1           Where DAEWOONG decides to permanently stop all Development of the Product and/or Optional Product outside the Territory, it shall give written notice at any time to STOCOSIL of such fact setting out the countries to which the notice applies.  Upon receipt of such notice, STOCOSIL will have the option (“Step-In Rights”) to further Develop the Retained Product.   If STOCOSIL exercises its Step-In Rights under this Clause:

(a)
STOCOSIL shall reimburse DAEWOONG all Development Costs upto that point; and

(b)
DAEWOONG shall grant STOCOSIL an exclusive license, royalty-free under DAEWOONG Background IP, DAEWOONG Arising IP, DAEWOONG’s Confidential Information and DAEWOONG Know-How (with the right to grant sub-license, as provided in Clause 2.3) to make, have made, use, develop, sell, offer for sale and import the Retained Product in Retained Countries outside of the Territory in the affected country or countries.  DAEWOONG will be the main manufacturer and supplier of the Retained Product (except for the TDM owned by AUTOTELIC) to STOCOSIL under the same terms and conditions of this Agreement.

5.           REGULATORY

5.1
The Parties shall work together to produce high quality regulatory files relating to the Product and Optional Product. Regulatory Dossiers and Regulatory Documentation relating to the Product and Optional Product shall be prepared by the Parties so as to meet the standards and all Applicable Law requirements in each countries of the Territory.  Nevertheless, DAEWOONG, or its affiliates, shall provide STOCOSIL all Regulatory Dossiers, Regulatory Documents and other related supporting documents it in order to support STOCOSIL for registration of the Product and/or Optional Product in the Territoy.

5.2
STOCOSIL shall be responsible for implementing all regulatory activities and all regulatory filings for each of the Product and/or Optional Product in the Territory in its own name and shall be the owner of all Marketing Authorisation, Regulatory Dossier and Regulatory Documentation other than as described in Clause 5.3 below.  For the avoidance of doubt, registration fee for such filing in the Territory shall be borne by STOCOSIL.

5.3
DAEWOONG shall be responsible for implementing all regulatory activities and all regulatory filings for each of the Product and/or Optional Product outside of the Territory in its own name and shall be the owner of all Marketing Authorisation, Regulator Dossier and Regulatory Documentation.  For the avoidance of doubt, registration fee for such filing outside of the Territory shall be borne by DAEWOONG.  The Parties shall work together to ensure a consistent global Regulatory strategy.

5.4
DAEWOONG shall provide, as soon as physically possible, access to STOCOSIL of DAEWOONG’s existing Product ownership of all Korean Marketing Authorization, Regulatory Dossier and Regulatory Documentation.

5.5
STOCOSIL, under Step-in Rights, shall transfer to DAEWOONG as soon as possible after its decision to permanently stop  with the Development and/or Commercialization the Product and/or Optional Product in a particular country within the Territory, the ownership of the respective Marketing Authorisation, Regulatory Dossier and Regulatory Documentation. DAEWOONG, under Step-in Rights, shall transfer to STOCOSIL as soon as possible after its decision to permanently stop  with the Development and/or Commercialization the Product and/or Optional Product in a particular country outside the Territory, the ownership of the respective Marketing Authorisation, Regulatory Dossier and Regulatory Documentation.

5.6
DAEWOONG will not have ownership to the Regulatory Documentation generated by STOCOSIL, unless it is transferred to DAEWOONG in accordance with Clause 5.5.  DAEWOONG will, however, have rights to access to such Regulatory Documentation to the extent necessary for DAEWOONG to obtain its Marketing Authorisation for the Product and/or Optional Product outside of the Territory.

5.7
STOCOSIL will not have ownership to the Regulatory Documentation generated by DAEWOONG, unless it is transferred to STOCOSIL in accordance with Clause 5.5.  STOCOSIL will, however, have access to such Regulatory Documentation to the extent necessary for STOCOSIL to obtain its Marketing Authorisation for the Product and/or Optional Product in the Territory.

5.8
Upon STOCOSIL’s request and at STOCOSIL’s expense (to the extent that it is necessary), DAEWOONG shall:

(a)
provide appropriate expertise to assist STOCOSIL to fulfil its obligations under Clause 5.2;

(b)
send appropriately qualified representatives to attend meetings with any Regulatory Authority in the Territory;

(c)
support STOCOSIL in replying to regulatory queries related to CMC and GMP; and

(d)
support STOCOSIL in cGMP audits by Regulatory Authorities.

5.9
Upon DAEWOONG’s request and at DAEWOONG’s expense  (to the extent that it is necessary), STOCOSIL shall:

(a)
provide appropriate expertise to assist DAEWOONG to fulfil its obligations under Clause 5.3; and

(b)
send appropriately qualified representatives to attend meetings with any Regulatory Authority outside of the Territory.

5.10
Each Party shall maintain, or cause to be maintained, records of its respective Development activities in sufficient detail and in good scientific manner appropriate for Patent and Regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective Development activities, and which shall be retained by such Party for at least five (5) years after the expiration or termination of this Agreement, or for such longer period as may be required by Applicable Law.  Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records, except to the extent that a Party reasonably determines that such records contain Confidential Information that is not licensed to the other Party, or to which the other Party does not otherwise have a right of access hereunder.

5.11
In the event of a dispute with respect to the content of any regulatory filing or Regulatory Dossier, Regulatory Documentation, Product labelling, or the decision to file a drug approval application, the dispute will be resolved amicably.  If there is no resolution, STOCOSIL will have the final decision making authority with respect to the Product and/or Optional Product in the Territory, and DAEWOONG will have the final decision making authority with respect to the Product and/or Optional Product outside of the Territory.

5.12
Each Party agrees to share relevant information in order to promote successful Development and Commercialization of the Product and Optional Product within the Territory as well as outside of the Territory.  Each Party shall promptly notify each other of relevant information.

6.           COMMERCIALIZATION

6.1           Commercialization of the Product and/or Optional Product

6.1.1
It is hereby agreed that:

(a)
subject to Clause 2.1, STOCOSIL shall have the sole and exclusive right to Commercialize the Product and/or Optional Product either itself or through its Affiliates and/or Third Parties in the Territory;

(b)
subject to Clause 2.2,  DAEWOONG shall have the sole and exclusive right to Commercialize the Product and/or Optional Product either itself or through its Affiliates and/or Third Parties outside of the Territory.

(c)
STOCOSIL shall Commercialize the Product using a name and trade mark that is not the same as or confusingly similar to any name or DAEWOONG Trade Mark used/or owned by DAEWOONG or its Affiliates.

(d)
DAEWOONG shall Commercialize the Product and/or the Optional Product using a name and trade mark that is not the same as or confusingly similar to any name or STOCOSIL Trade Mark used/or owned by STOCOSIL or its Affiliates.

6.1.2           STOCOSIL, at its sole expense and using Commercially Reasonable Efforts, shall be responsible for sales and marketing activities for the Product and/or Optional Product in the Territory, including responsibility for any decisions and negotiations with relevant governmental authorities and/or agencies regarding Price and Reimbursement Approval of the Product and/or Optional Product in the Territory.  STOCOSIL will sell, distribute, and book all sales of the Product and/or Optional Product in the Territory.

6.1.3           DAEWOONG, at its sole expense and using Commercially Reasonable Efforts, shall be responsible for sales and marketing activities for the Product and/or Optional Product in the Territory, including responsibility for any decisions and negotiations with relevant governmental authorities and/or agencies regarding Price and Reimbursement Approval of the Product and/or Optional Product outside of the Territory.  DAEWOONG will sell, distribute, and book all sales of the Product and/or Optional Product outside of the Territory.

6.2           Commercialization Obligations

6.2.1           Upon receipt of the Marketing Authorization with respect to each Product and/or Optional Product, subject to the terms of this Agreement, the Parties shall use Commercially Reasonable Efforts to Commercialize and Manufacture for commercial supply such Product and/or Optional Product to the extent provided for, and in accordance with, the relevant marketing plan and approved budget.   Each Party shall have the right to satisfy its diligence obligations under this Clause 6.2.1 through its Affiliates and permitted Third Parties, as the case may be.

6.3           Step-In Rights at the Commercialization Stage for DAEWOONG

6.3.1
Where STOCOSIL decides to permanently stop Commercialize the Product and/or Optional Product in a Country within the Territory, it shall give written notice promptly to DAEWOONG of  such fact setting out the countries to which the notice applies.  Upon receipt of such notice, DAEWOONG will have the option (“Step-In Rights) to further Commercialize such Products (each, a “Retained Product”) in such country (each, a “Retained Countries”).  In the event that DAEWOONG exercises its Step-In Rights under this Clause 6.3.1:

(a)
unless otherwise agreed with STOCOSIL, DAEWOONG agrees to Commercialize such Retained Products using a name and Trade Mark that it has come up with that is not the same as or confusingly similar to any name or STOCOSIL Trade Mark used and/or owned by STOCOSIL or its Affiliates;

(b)
DAEWOONG shall pay to STOCOSIL an annual royalty payment equal to five percent (5%) of  the Product and seven percent (7%) of the Optional Product  of DAEWOONG’s Net Sales of such Retained Products in such Retained Countries.  For the avoidance of doubt, royalties are not based on Patents; and

(c)
STOCOSIL shall transfer the Marketing Authorisation to the extent legally permissible to do so and DAEWOONG shall reimburse STOCOSIL all costs associated with the transfer of the Marketing Authorisation.

6.4           Step-In Rights at the Commercialization Stage for STOCOSIL

6.4.1           Where DAEWOONG decides to permanently stop Commercialize the Product and/or Optional Product in a country outside of the Territory, it shall give written notice promptly to STOCOSIL of  such fact setting out the countries to which the notice applies.  Upon receipt of such notice, STOCOSIL will have the option (“Step-In Rights”) to further Commercialize such Products (each, a “Retained Product”) in such country (each, a “Retained Countries”).  In the event that STOCOSIL exercises its Step-In Rights under this Clause 6.4.1:

(a)
unless otherwise agreed with DAEWOONG, STOCOSIL agrees to Commercialize such Retained Products using a name and Trade Mark that it has come up with that is not the same as or confusingly similar to any name or DAEWOONG Trade Mark used and/or owned by DAEWOONG or its Affiliates;

(b)
DAEWOONG will remain as the exclusive manufacturer and supplier of the Retained Products in the Retained Countries, except for the TDM owned by AUTOTELIC, for STOCOSIL under the same terms and conditions of this Agreement;

(c)
DAEWOONG shall transfer the Marketing Authorisation to the extent legally permissible to do so and STOCOSIL shall reimburse DAEWOONG all costs associated with the transfer of the Marketing Authorisation and development costs associated with obtaining the Marketing Authorisation; and

(d)
In order to avoid delay in commercialization of the Optional Product outside of the Territory, STOCOSIL and DAEWOONG will review the Development and Commercialization progress by DAEWOONG in countries outside of the Territory for the Product and Optional Product within six (6) month of obtaining an US FDA Marketing Authorizations for the Optional Product by STOCOSIL.  At that time, STOCOSIL and DAEWOONG will, in good faith, discuss and negotiate whether STOCOSIL should exercise its Step-In rights in countires outside of the Territory where DAEWOONG has not made “Substantial Progress” in obtaining the Marketing Authorizations for the Product.  “Substantial Progress” means DAEWOONG has already  submitted an application for (NDA equivalent) the Markeing Authorization in affected countries outside of the Territoy within 6 months.  Further, STOCOSIL will have an automatic right to exercise the Step-In right even without a written notice from DAEWOONG, if DAEWOONG has not obtained the Marketing Authorizations in the country(ies) outside of the Territory for the Product within two years an approved US FDA Marketing Authorization for the Optional Product by STOCOSIL.  Not withstanding the above statement, DAEWOONG will have an unlimited timeline to Develop and Commercialize the Product and the Optional Product in Korea, China, Vietnam, Indonesia, Thailand, and Philippines without triggering the automatic Step-In right by STOCOSIL.

7.           NON-COMPETE

7.1
Neither Party shall Develop and Commercialize any Competiting Product with the Territory.

7.2
Further, neither party shall Develop and Commercialize any Competing Product within the Territory during the terms of this Agreement and three years thereafter the termination and/or expiration of this Agreement.

8.           SUPPLY, MANUFACTURING AND DELIVERY

8.1
Manufacture and supply of Products for Development

8.1.1
Subject to the terms and conditions determined in the relevant Development Plan, DAEWOONG shall Manufacture or have Manufactured all quantities of the Product required by STOCOSIL for use in the course of Development of the Product.  Without limiting the generality of the foregoing, DAEWOONG shall (subject to the relevant Development Plan):

(a)
Manufacture (or have Manufactured) batches of the Product required for use in Clinical Trials, bioavailability studies and bioequivalence studies if necessary;

(b)
Manufacture (or have Manufactured) suitable reference quantities of the Product for the purposes of Clinical Trials, bioavailability studies and bioequivalence studies (including any stability testing of the Product that may be required in connection with the Development of the Product);

(c)
Manufacture (or have manufactured) any matching placebo required in connection with a Clinical Trial of the relevant Product; and

(d)
Perform any stability testing required in connection with the Development of the Product.

8.1.2
DAEWOONG shall perform the activities contemplated by Clause 8.1.1 at the expenses of STOCOSIL.  For the avoidance of doubt, the expenses related in the Clause 8.1.1 will be added to the COGS of the Product for the purpose of executing the Development Plan by STOCOSIL.

8.1.3
Any Manufacture by DAEWOONG of the Product for Commercialization by STOCOSIL in the Territory shall be governed by, and performed under and in accordance with, the Manufacturing and Supply Agreement in the Schedule 1.

8.1.4
DAEWOONG shall supply the Product Manufactured pursuant to Clause 8.1.1 in a form ready for clinical trial packaging.  STOCOSIL shall be responsible for clinical trial packaging and distribution of the Product to investigator sites for any Clinical Trials.

8.1.5
DAEWOONG shall only be obliged to Manufacture and supply the Product and/or manufacture and supply matching placebo for Clinical Trials where such Product and/or matching placebo is Manufactured (or, as the case may be, manufactured) at its own manufacturing site.  For the avoidance of doubt, if STOCOSIL requires that Clinical Trial supplies be Manufactured (and/or, in the case of a matching placebo, manufactured) at any non-DAEWOONG manufacturing site, then STOCOSIL shall pay the costs of such Manufacture (and/or manufacture) to the extent of the estimated costs to DAEWOONG of Manufacturing the same Product (and/or manufacturing the same matching placebo) in its own manufacturing site and STOCOSIL shall be responsible for any incremental costs of Manufacture (and/or, in the case of a matching placebo, manufacture) over-and-above such estimated costs.
9.
PAYMENTS

9.1           Milestone Payments

9.1.1           STOCOSIL will pay DAEWOONG a milestone payment of US $500,000 upon completion of the Clinical Trials and submission of NDA for the Product with the US FDA.

9.1.2           STOCOSIL will pay DAEWOONG a milestone payment of US $1,400,000 upon obtaining an approval from the US FDA for the Product.

9.1.3           STOCOSIL will pay DAEWOONG a milestone payment of US $3,000,000 upon obtaining an approval from the US FDA for the Optional Product.

9.1.4           Upon executing this AGREEMENT, STOCOSIL will grant an unvested warrant to DAEWOONG to purchase 500,000 shares of Stocosil Inc.’s Corporate Common Stock (“Founders Shares”) for $400.00.  DAEWOONG will pay STOCOSIL $1.00 for the unvested warrant.  The unvested warrant will be vested upon completion of the Clinical Trials and submission of NDA for the Product with the US FDA by STOCOSIL.  DAEWOONG will have five (5) years to exercise its warrant to purchase the Founders Shares once its warrant is vested.  STOCOSIL represents and warrants that it has legal authority and rights to issue the Founders Shares and limit issuing the Founders Shares to 5,000,000 shares. These shares are subjected to the usual dilution due to issuance of shares beyond the original 5,000,000 Founders Shares for the purpose of financing.  Accordingly, DAEWOONG’s warrant is to purchase 10% of the total Founders Shares already issued and/or to be issued.  Once DAEWOONG excercises its warrant, DAEWOONG agrees that the Founders Shares may not be traded prior to 365 days after the effective date of the registration statement filed by STOCOSIL  Further, STOCOSIL will register DAEWOONG’s Founders Shares if and when Stocosil, Inc. registers shares of any class of equity shareholders of Stocosil, Inc.

9.1.5           STOCOSIL will pay DAEWOONG a milestone payment of US $1,000,000 upon accumulation net sales of US $20,000,000 from the Product and Optional Product.

9.2           Royalties on Products

9.2.1           DAEWOONG shall pay STOCOSIL five percent (5%) royalty on Net Sales of the Productin Latin American countries where DAEWOONG will utilize STOCOSIL’s Regulatory Documentation , clinical and Regulatory Data and/or Dossier in order to obtain Marketing Authorization for such country.

9.2.2
DAEWOONG shall pay STOCOSIL seven percent (7%) royalty on Net Sales of the Optional Product outside of the Territory including Korea.

9.2.3           For clarity, royalty payments under this Agreement are not based on Patents or Trade Marks.

9.3           Accounting Procedures

Both Parties shall keep their financial records according to the generally accepted accounting practices (“GAAP”).  STOCOSIL will follow the US GAAP, and DAEWOONG will follow the Korean GAAP.

9.4           Records

Each Party shall keep (and shall ensure that its Affiliates shall keep) such records as are required to determine, in a manner consistent with applicable accountancy practices and this Agreement, the sums or credits due under this Agreement, including Development Costs, COGS, Net Sales, net profits, and net losses.  All such books, records and accounts shall be retained by such Party until the later of (a) three (3) years after the end of the period to which such books, records and accounts pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

9.5           Audits

Each party will have the right, upon forty-five (45) days prior written notice and during normal business hours, through an independent third party representative (who will agree to be bound by confidentiality provisions to review and inspect the other party's books and records which relate to such other parties's operations under this Agreement including, but not limited to, records concerning Commercial Sales, Net Sales, Product Development Costs, sales presentations, and other costs.  An inspection shall not occur more than once in any consecutive two calendar years. The party whose records are being inspected may designate competitively sensitive information which the representative may not disclose to the other party, provided, however, that such designation shall not encompass the representative's conclusions. Such representative shall only report inaccuracies in amounts payable under this Agreement. With respect to inspection of STOCOSIL’s or designated Affiliate books and records, DAEWOONG may request that an independent auditor familiar with STOCOSIL record keeping systems be present at the inspection to assist DAEWOONG auditor in using STOCOSIL’s internal record management system. Likewise, with respect to inspection of DAEWOONG books and records, STOCOSIL may request that an independent auditor familiar with DAEWOONG's record keeping systems be present at the inspection to assist STOCOSIL auditor in using DAEWOONG's internal record management system. Each party shall bear the costs and expenses of its representative for inspections conducted under this Section, unless a variation or error producing an underpayment in amounts payable exceeding 5% of the amount paid for any period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period and any unpaid or overpaid amounts that are discovered will be paid or credited as appropriate by the party in whose favor the deviation occurred. When a variation or error producing an underpayment in amounts payable exceeding 5% of the amount paid for any period covered by the inspection, such underpayment will be treated as late payment and will be handled according to the Clause 9.6.8.  This Section will survive the expiration or the termination of the Agreement for a period of two (2) years.

9.6           General Payment Terms

9.6.1
STOCOSIL shall pay each milestone payment within 30 days of each vesting milestone event.

9.6.2
STOCOSIL is required to open a LC prior to the shipment and the payment will be made from the bank on the 45th day or within 45 days of the shipment.

9.6.3
DAEWOONG will pay appropriate royalty payments within 45 days of each Calendar Quarter.

9.6.4
During the Term, DAEWOONG shall furnish to STOCOSIL a written report within forty-five (45) days after the end of each Calendar Quarter showing (i) Net Sales during such Calendar Quarter, (ii) the calculation of royalties for such Calendar Quarter, (iii) withholding taxes, if any, required by Applicable Law to be deducted (the “Royalty Report”).

9.6.5
Payments under this Agreement made by a Party (the “Payor”) to the other Party (the “Payee”) shall be made in US Dollar and shall be effected by immediate bank transfer into such account as may be designated by the Payee to the Payor by notice in writing.   All costs, bank charges or other related fees shall be borne by the Payor.

9.6.6
Any tax paid or required to be withheld by the Payor for the benefit of the Payee on account of any payments payable to the Payee under this Agreement shall be deducted from the amount of royalties or other payments otherwise due.  The Payor shall secure and send to the Payee proof of any such taxes withheld and paid by the Payor for the benefit of the Payee, and shall, at the Payee’s request, provide reasonable assistance to the Payee in claiming exemption from such deductions or withholdings under any applicable double taxation or similar agreement or treaty.

9.6.7
All amounts referenced under this Agreement are exclusive of any VAT or similar taxes and payments hereunder shall be made without deduction for such taxes.  Accordingly, if any VAT or similar tax is due with respect to such a payment, such tax shall be payable in addition to the amounts set out under this Agreement.

9.6.8
Any payments or portions thereof due under this Agreement which are not paid when due shall bear interest equal to the lesser of the average one-month London Inter-Bank Offering Rate (LIBOR) for Pounds Sterling, as reported in the Financial Times, on the due date (or, if the due date is not a Business Day, on the last Business Day prior to such due date), or the maximum rate permitted by applicable law, in each case calculated on the number of days such payment is delinquent.  This Clause 9.6.8 shall in no way limit any other remedies available to either Party.  Notwithstanding the foregoing: (a) in the event that any payment, or portion thereof, is disputed in good faith by the debtor, any subsequent settlement payment related to that dispute shall not include interest thereon; and (b) the Party due to make such payment shall not be liable to pay interest in the event that: (i) any payments are disputed or subject to resolution of interpretation of the terms hereof; (ii) payment has been delayed for reasons without the control of the Party due to receive payment (including without limitation due to invalid or late changes to bank details and non-compliant invoices); and (iii) the Party due to receive payment has not responded to genuine questions or queries from the Party due to make payment.

9.6.9
If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average exchange rates as calculated and utilised by the Payor’s group reporting system and as consistently applied in its external reporting.  As of the date of this Agreement, the method utilised by STOCOSIL’s group reporting system uses spot exchange rates sourced from Reuters/Bloomberg and, if such method is changed during the term of this Agreement, STOCOSIL will provide the DAEWOONG with written notice of the revised method.

10.           INTELLECTUAL PROPERTY RIGHTS

10.1           Ownership of Intellectual Property Rights

10.1.1           Each Party shall own all inventions created solely by its or its Affiliates employees during the conduct of the collaboration under this Agreementand shall jointly own all Inventions jointly invented by employees of DAEWOONG and/or its Affiliates on the one hand and STOCOSIL and/or its Affiliates on the other.  The inventorship shall be determined in accordance with United States patent laws. To clarify, inventorship and assignment of inventions will be accord to those who conceived the invention.  STOCOSIL will be aggressively pursue patent protection for the Product and Optional Product aacording to the US Patent and Inventorship laws.

10.1.2           STOCOSIL will have exclusive ownership to any and all STOCOSIL Arising IP.  DAEWOONG acknowledges that all right, title and interest in STOCOSIL Arising IP, STOCOSIL Background IP, STOCOSIL’s Confidential Information, all inventions and improvements which use, reference or relate to TDM, STOCOSIL Background IP, STOCOSIL’s Confidential Information, shall remain the sole property of STOCOSIL.  DAEWOONG will have exclusive ownership to any and all DAEWOONG Arising IP.  STOCOSIL acknowledges that all rights, title and interest in DAEWOONG Arising IP shall remain the sole property of DAEWOONG.

10.1.3           At the request of STOCOSIL, and with further payment of the reimbursement of its reasonable costs, DAEWOONG shall execute, and (if required) shall procure that its agents, Employees and contractors shall execute, any such assignment or other document as may be necessary or desirable or required by STOCOSIL (or its nominee) to perfect the vesting and assignment of STOCOSIL Arising IP.

10.2           Maintenance and Patent Prosecution

10.2.1           DAEWOONG shall be responsible for preparing, filing, prosecuting and maintaining all DAEWOONG Background IP which are relevant to any Product.  DAEWOONG shall consult with STOCOSIL and consider in good faith any input from STOCOSIL with respect to such preparation, filing, prosecution and maintenance.  If DAEWOONG chooses not to proceed with the prosecution or maintenance of any DAEWOONG Background IP, STOCOSIL shall have the option, but not the obligation, to require an assignment of the relevant DAEWOONG Background IP from DAEWOONG to it.

10.2.2           STOCOSIL shall be responsible for preparing, filing, prosecuting and maintaining all STOCOSIL Background IP which are relevant to any Product.  STOCOSIL shall consult with DAEWOONG and consider in good faith any input from DAEWOONG with respect to such preparation, filing, prosecution and maintenance.  If STOCOSIL chooses not to proceed with the prosecution or maintenance of any STOCOSIL Background IP, subject to approval by the Joint Steering Committee, DAEWOONG shall have the option, but not the obligation, to require an assignment of the relevant STOCOSIL Background IP from STOCOSIL to it.

10.2.3           STOCOSIL shall be responsible for preparing, filing, prosecuting and maintaining of all STOCOSIL Arising IP created during the collaboration under this Agreement owned solely by STOCOSIL.  STOCOSIL shall consult with DAEWOONG and consider in good faith any input from DAEWOONG with respect to such preparation, filing, prosecution and maintenance.  If STOCOSIL chooses not to proceed with the prosecution or maintenance of any STOCOSIL Arising IP, subject to approval by the Joint Steering Committee, DAEWOONG shall have the option, but not the obligation, to require an assignment of the relevant STOCOSIL Arising IP from STOCOSIL to it.

10.2.4           DAEWOONG shall be responsible for preparing, filing, prosecuting and maintaining of DAEWOONG Arising IP created during the collaboration under this Agreement owned solely by DAEWOONG.  DAEWOONG shall consult with STOCOSIL and consider in good faith any input from STOCOSIL with respect to such preparation, filing, prosecution and maintenance.  If DAEWOONG chooses not to proceed with the prosecution or maintenance of any DAEWOONG Arising IP, subject to approval by the Joint Steering Committee, STOCOSIL shall have the option, but not the obligation, to require an assignment of the relevant DAEWOONG Arising IP from DAEWOONG to it.

10.2.5           In respect of inventions created during the collaboration under this Agreement owned jointly by DAEWOONG and STOCOSIL (“Joint IP”), the Senior Representatives of both Parties shall decide who shall be responsible for preparing, filing, prosecuting and maintaining all Patent applications and patents relating thereto. The Party responsible shall consult with the other Party and consider in good faith any input from the other Party with respect to such preparation, filing, prosecution and maintenance.  If the Party responsible chooses not to proceed with the prosecution or maintenance of any Intellectual Property Rights, subject to approval by the Steering Committee, the other Party shall have the option but not the obligation to require an assignment of the relevant Intellectual Property Rights from the Party responsible to the other Party.

10.2.6           STOCOSIL shall have the first right, but not the obligation, to enforce and defend any claims arising under or in respect of STOCOSIL Background IP, STOCOSIL Arising IP and/or Joint IP, at its own cost and control.  STOCOSIL will consult with DAEWOONG on such enforcement or defence strategy and keep DAEWOONG fully informed on the progress thereof.  In the event that STOCOSIL elects not to pursue any infringer of the foregoing intellectual property rights in any country where STOCOSIL has decided not to Commercialize the relevant Product under the terms of this Agreement and DAEWOONG has decided to Commercialize, DAEWOONG shall have the right, but not the obligation, to enforce and defend such right where it is legally permitted to do so.  The Party bringing action under this Clause 11.2.6 shall be entitled to recover its legal costs from any recoveries or remedies arising from such litigation, after which 75 per cent of the balance of any recoveries or remedies shall be retained by the Party bringing the action with the remaining amount being paid to the other Party.

10.2.7           DAEWOONG shall have the first right, but not the obligation, to enforce and defend any claims arising under or in respect of DAEWOONG Background IP and/or DAEWOONG Arising IP, at its own cost and control.  DAEWOONG will consult with STOCOSIL on such enforcement or defence strategy and keep STOCOSIL fully informed on the progress thereof.  In the event that DAEWOONG elects not to pursue any infringement of the foregoing intellectual property rights in any country where STOCOSIL is Commercializing the relevant Product under the terms of this Agreement, STOCOSIL shall have the right, but not the obligation, to enforce and defend such right where it is legally permitted to do so.  The Party bringing action under this article 11.2.7 shall be entitled to recover its legal costs from any recoveries or remedies arising from such litigation, after which 75 per cent of the balance of any recoveries or remedies shall be retained by the Party bringing the action with the remaining amount being paid to the other Party.

10.2.8           STOCOSIL shall be responsible for defending at its own cost and control against third party claims of infringement of that third party’s patent with respect to the Product in any country in the Territory where STOCOSIL chooses to register and market that Optional Product. Each Party is responsible for defending at its own cost and control against Third Party claims of infringement of that Third Party’s patent(s) with respect to the Product.  To clarify, DAEWOONG is responsible for defense against Third Party claims of infringement by DAEWOONG Product- namely Olostar; STOCOSIL is responsible for defense against Third Party claims of infringement by STOCOSIL Product- namely TDM device and/or TDM Device/Drug combination for treatment of resistant-HTN.

10.2.9           DAEWOONG and STOCOSIL shall discuss in good faith patent term extensions and the listing of patents in the FDA Orange Book and related options or obligations in other countries.

10.3           Trade Marks

10.3.1           Selection, Maintenance and Prosecution of the STOCOSIL Trade Marks

10.3.1.1                      STOCOSIL shall be responsible for the selection, registration, defense and maintenance of the STOCOSIL Trade Marks under which STOCOSIL will market all Products and/or Optional Product in the Territory, as well as all expenses associated therewith.  STOCOSIL shall own all STOCOSIL Trade Marks and any domain names incorporating such STOCOSIL Trade Marks used by STOCOSIL in connection with the Development, Manufacturing and Commercialization of Products and/or Optional Product under this Agreement and all goodwill associated therewith, DAEWOONG shall not have, assert or acquire any right, title or interest in or to any of the STOCOSIL Trade Marks.  In the event that DAEWOONG acquires any rights in the STOCOSIL Trade Marks in connection with DAEWOONG’s activities pursuant to this Agreement, DAEWOONG will assign, and hereby does assign, to STOCOSIL or STOCOSIL’s Affiliates all such rights, including any related goodwill.

10.3.1.2 STOCOSIL (or its Affiliate) shall have the sole right to enforce and defend for the STOCOSIL Trade Marks in the Territory, including (a) defending against any alleged, threatened or actual claim by a Third Party that the use of the STOCOSIL Trade Marks infringes, dilutes or misappropriates any Trademark of that Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of or relating to any STOCOSIL’S Trade Mark with respect to the Product and/or Optional Product, and (b) taking such action as STOCOSIL deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution or misappropriation of, or unfair trade practices or any other like offense relating to, any STOCOSIL’S Trade Mark by a Third Party. Any costs and expenses allocable to an enforcement action or defense commenced pursuant to this Clause shall be at STOCOSIL expense.

10.3.1.3                      DAEWOONG  shall not at any time during the Term do, or knowingly allow to be done, any act or thing which will in any way impair or diminish the rights of STOCOSIL in or to the STOCOSIL Trade Marks which are used by DAEWOONG  pursuant to this Agreement.  All goodwill and improved reputation generated by DAEWOONG’s use of the STOCOSIL Trade Marks shall inure to the benefit of STOCOSIL, and any use of the STOCOSIL Trade Marks by DAEWOONG shall cease at the end of the Term.

10.3.1.4                      DAEWOONG will not contest the ownership of the STOCOSIL Trade Marks, their validity, or the validity of any registration therefor during the Term or thereafter.  Each Party undertakes not to have registered and/or not to use any marks that are confusingly similar to the marks of the other Party used pursuant to this Agreement (including, in the case of STOCOSIL, the STOCOSIL Trade Marks and, in the case of DAEWOONG, the DAEWOONG Trademarks).

11.           CONFIDENTIALITY AND PUBLICATIONS

11.1           Confidentiality

11.1.1           Each Party shall maintain Confidential Information as confidential at all times, and shall:

(a) keep confidential all such Confidential Information of the other Party (the “Protected Party”) and shall not (except as expressly permitted by this Agreement or by the Protected Party in writing) disclose such Confidential Information, make copies of material, media or software containing such Confidential Information or otherwise use such information except as permitted pursuant to this Agreement;

(b) safeguard such Confidential Information and comply with any reasonable security requirements specified by the Protected Party from time to time, including, where STOCOSIL is the Protected Party;

(c) implement rigorous security practices against any unauthorised copying, use, disclosure, access, alteration, damage, destruction or loss of such Confidential Information;

(d) immediately notify the Protected Party if it suspects or becomes aware of any unauthorised copying, use, disclosure, access, damage, destruction or loss in any form of any of such Confidential Information;

(e) take all reasonable steps to enforce against any Third Party (and to assist the other Party to so enforce) any obligation of confidence imposed or required to be imposed by this Agreement; and

(f) do all things, execute all documents and give all assistance reasonably required by the Protected Party to enforce any obligation of confidence imposed or required to be imposed by this Agreement.

11.1.2           Nothing in this Agreement shall prohibit the use, copying or disclosure by DAEWOONG or STOCOSIL, as the case may be, to the extent that:

(a)
such Confidential Information has been placed in the public domain other than through such Party’s fault or that of a person who was provided with the information by such Party;

(b)
such Confidential Information has been independently developed by such Party or its Affiliates without reference to the protected Party’s Confidential Information;

(c)
the other Party has approved in writing the particular use or disclosure of such Confidential Information;

(d)
such Confidential Information is already known by such Party without an obligation of confidentiality;

(e)
such Confidential Information is independently or rightfully received from a Third Party without any obligation of confidence; or

(f)
such disclosure is expressly required by law or otherwise by any relevant stock exchange or national or supranational governmental or Regulatory Body or court entitled by law to disclosure of the same, but only to the extent of or for the purpose of such demand or order, provided that such Party:

(i)      uses Commercially Reasonable Efforts to minimise any such disclosure or to assist the other Party to prevent or restrict the disclosure;

(ii)
gives the other Party prompt notice of such requirement to disclose to enable the other Party to seek an appropriate protective order; and

(iii)
uses Commercially Reasonable Efforts to require the recipient of such Confidential Information to preserve the confidential nature of such Confidential Information once disclosed.

11.1.3           Each Party shall treat the negotiations and the terms of this Agreement as Confidential Information and only use and disclose them in accordance with this Clause.

11.1.4           The obligations with respect to Confidential Information disclosed under this Agreement shall survive the expiry or termination (for whatever reason) of this Agreement and continue for as long as such information remains Confidential Information.

11.1.5           Upon termination of this Agreement, in accordance with Clause 18, either Party may request the other to promptly return all or any specified part of the Confidential Information, all physical and written records containing or relating to the other Party’s Confidential Information. If requested by a Party, the other Party shall destroy or delete the Confidential Information in the manner specified by such Party promptly certify to the other Party in writing that it has done so, provided always that STOCOSIL shall not be required to return any part of DAEWOONG Confidential Information which STOCOSIL, and/or the Third Party are licensed or otherwise permitted to use after the termination date pursuant to this Agreement.

11.1.6           The Parties acknowledge that the breach of this Clause 11 by a Party may cause the other Party irreparable injury for which it would not have an adequate remedy at law.  In the event of a breach, the non-breaching Party may be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.

11.1.7
DAEWOONG may use its Confidential Information outside the scope of this Agreement without restriction.  STOCOSIL may use its Confidential Information outside the scope of this Agreement without restriction.

11.2           Patient Information

           The Parties agree to abide (and to cause their respective Affiliates to abide), and to take (and to cause their respective Affiliates to take) all reasonable and appropriate actions to ensure that all Third Parties conducting or assisting with any clinical development activities hereunder in accordance with, and subject to the terms of, this Agreement, shall abide, to the extent applicable, by all Applicable Law concerning the confidentiality or protection of patient identifiable information and other patient’s protected health information, including data protection regulations within the Territory and outside of the Territory, in the course of their performance under this Agreement.

11.3
Publications

11.3.1           Neither Party or its Affiliates shall during the Term of this Agreement publish or publicly disclose the results of the Development activities conducted under this Agreement, without the prior written consent of the other Party, except as permitted in this Clause 11.3.1 and Clause 14.2 or otherwise required by Applicable Laws.  The Parties recognize that it may be useful or required to publish or publicly disclose the results of research and development work on any Product, and each Party (and its Affiliates and sublicensees) shall be free to publish or publicly disclose such results, subject to the prior review by the other Party for patentability and protection of its Confidential Information and subject to compliance with STOCOSIL’s Global Scientific Engagement as communicated to DAEWOONG from time to time.  The Party that desires to publish such results hereunder shall provide to the other Party a copy of such proposed abstract, manuscript, or presentation no less than thirty (30) Business Days prior to its intended submission for publication in the case of a manuscript and five (5) Business Days for other publications.  DAEWOONG shall submit the proposed abstract, manuscript or presentation to STOCOSIL by such means as STOCOSIL may specify in writing to DAEWOONG.  The reviewing Party shall respond in writing promptly and in no event later than twenty (20) Business Days after receipt of the proposed material in the case of a manuscript and three (3) Business days for other publications, with one or more of the following: (i) comments on the proposed material, which the publishing Party shall consider in good faith but have no obligation to accept; (ii) a specific statement of concern, based upon the need to seek patent protection or compliance with STOCOSIL’s principles and operating standards on scientific engagement; or (iii) an identification of the reviewing Party’s Confidential Information that is contained in the material reviewed.  In the event of concern over patent protection, the publishing Party agrees not to submit such publication or to make such presentation that contains such information until the reviewing Party is given a reasonable period of time (not to exceed a further forty five (45) Business Days) to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues.  Each Party shall ensure that any manuscript published in accordance with this Clause 11.3.1 shall in any event comply with the International Committee of Medical Journal Editors Uniform Requirements for Manuscripts Submitted to Biomedical Journals.  Any Confidential Information of such other Party shall be removed.

11.4           Announcements

11.4.1           The Parties shall not make or issue any public announcement, circular or disclosure in connection with the existence or the subject matter of this Agreement without the prior written approval of the other Party, such approval not unreasonably to be delayed or withheld.

11.4.2           The restriction in Clause 11.4.1 shall not apply to the extent that announcement or disclosure is required by law or by any stock exchange, governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party making the announcement or disclosure is subject, whether or not having the force of law.  Where any announcement or disclosure is made in reliance on this exception:

(a)
the Party making the announcement or disclosure shall use its Commercially Reasonable Efforts to consult with the other Party in advance as to the form, content and timing of any such announcement or disclosure and shall take reasonable account of the other Party’s views;

(b)
the announcement or disclosure shall contain the minimum (and no more than the minimum) necessary to comply with the relevant requirements; and

(c)
such party shall have been advised by its external legal counsel that such announcement or disclosure is necessary to comply with the relevant requirements.

12.           PHARMACOVIGILENCE AND PRODUCT RECALLS

12.1
Pharmacovigilence

12.1.1
STOCOSIL shall be responsible for worldwide pharmacovigilance and will hold the Global Safety Data Sheet of the Product and Optional Product.  STOCOSIL will bear the pharmacovigilance costs.

12.1.2
All Phase II and Phase III Clinical Trials related to the Product and Optional Product will require STOCOSIL’s Global Safety Board approval.

12.1.3
Subject to the terms of this Agreement, as soon as practicable following the Effective Date, STOCOSIL and DAEWOONG (under the guidance of their respective pharmacovigilance departments, or equivalent thereof) shall identify and finalize the responsibilities the Parties shall employ to protect patients and promote their well-being in a separate Safety Data Exchange Agreement (“SDEA”). These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication and exchange (as between the Parties) of safety information such as Adverse Events, pregnancy exposure, lack of efficacy, misuse/abuse, and any other information concerning the safety of the Product.  Such guidelines and procedures will be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to government authorities and other applicable Laws. Furthermore, such agreed procedures shall be consistent with relevant FDA and International Council for Harmonization (ICH) guidelines, except where said guidelines may conflict with existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail.  The SDEA shall provide that:  (i) STOCOSIL shall be responsible for all pharmacovigilance activities regarding the Product, including signal detection, medical surveillance, risk management, global medical literature review and monitoring, Adverse Event reporting and responses to regulatory authority requests or medical information enquiries and (ii) in the event DAEWOONG receives safety information regarding the Product, or information regarding any safety-related regulatory request or inquiry, DAEWOONG shall promptly notify STOCOSIL, but in no event later than three (3) Business Days, after it receives such safety information, regulatory authority request or query.

12.1.4
Medical Information.  STOCOSIL shall respond to all reasonable requests for medical information.  Promptly after the Effective Date, the Parties shall establish procedures in accordance with the applicable portions of STOCOSIL’s processes and standard operating procedures, to enable DAEWOONG to send such requests to specific parties to enable prompt response to any medical inquiries.

12.1.5
Product Withdrawals and Recalls. In the event that either Party (a) becomes aware of an event, incident or circumstance that has occurred which may result in the need for a recall or other removal of the Product or any lot or lots thereof from the market; (b) becomes aware that a Regulatory Authority is threatening or has initiated an action to remove the Product from the market; (c) is required by any Regulatory Authority to distribute a “Dear Doctor” letter or its equivalent, regarding use of the Product; or (d) places a clinical trial for a Product on hold for clinical safety reasons, such Party shall promptly advise the other Party in writing with respect thereto, and shall provide to such other Party copies of all relevant correspondence, notices, and the like.  The holder of the Marketing Authorization (if any) for the Product shall have final authority to make all decisions relating to any recall, market withdrawal or other corrective action with respect to the Product in the jurisdiction covered by that Marketing Authorization and shall be responsible for conducting any recalls or taking such other remedial action, and each Party agrees, upon reasonable request by the Marketing Authorisation holder and at the expense of the Marketing Authorization holder, to assist with respect to such recalls or remedial actions.  STOCOSIL shall have final authority to make all decisions relating to any recall, withdrawal or other corrective action with respect to the Product in use in a Clinical Trial, and DAEWOONG agrees, upon reasonable request and notice by STOCOSIL and at the expense of STOCOSIL, to assist with respect to such recall, withdrawal or other corrective action.

12.1.6
In the event that (i) any recall, market withdrawal or other corrective action is (or may be) required in relation to the Product Manufactured and supplied by DAEWOONG to STOCOSIL pursuant to the Manufacturing and Supply Agreement and (ii) there is any conflict or inconsistency between the provisions of that Manufacturing and Supply Agreement and the provisions of Clause 12.1.6, the provisions of the Manufacturing and Supply Agreement shall, to the extent of such inconsistency or conflict, prevail.

13.           MEDICAL GOVERNANCE

13.1
It is agreed that where in a clinical study relating to the Product:

(a)
the route of administration is to be changed;

(b)
patient exposure is designed to be significantly increased beyond that of the originator molecules; and/or

(c)
there is a high risk of drug on drug interactions (as assessed by STOCOSIL), no clinical studies shall be undertaken,

prior to commencement, such study shall be submitted to STOCOSIL’s Global Safety Board for review and comment.

13.2
In the event that the Parties do not agree with the comments of STOCOSIL’s Global Safety Board made following a referral to it under Clause 13.1, the decision as to whether the Clinical Trial in question shall proceed and on what terms shall be made in accordance with the provisions set out in Clause 4.2.

13.3
The Parties agree at all times to comply with the Global Scientific Principles and Standards and that in particular any publicity and marketing relating to the Products shall comply with such principles and standards.

14.           CLINICAL TRIALS

14.1
Conduct of Clinical Trials

14.1.1
STOCOSIL shall be responsible for conducting and funding, in its sole direction, all Phase III Clinical Trials for the Product and/or Optional Product in the Territory.

14.1.2
Unless otherwise agreed by the Parties or required by Applicable Law, STOCOSIL shall own all data and reports related to Clinical Studies in the Territory.   All data, database information and safety reports from such Clinical Trials in the Territory for the Product and/or Optional Product shall be centralised and held by STOCOSIL with copies of such data, information or reports provided to DAEWOONG to the extent required as contemplated in this Agreement or the Development Plan to support application for Marketing Authorization outside of the Territory.

14.2
Clinical Trial Registry

14.2.1
To the extent required by Applicable Laws, STOCOSIL shall have the right at any time during and after the term of this Agreement to publish the results or summaries of results of all clinical trials conducted with respect to the Product and/or Optional Product in any clinical trial register maintained by STOCOSIL or its Affiliate and the protocols of clinical trials relating to such Product and/or Optional Product on www.ClinicalTrials.gov and/or in each case publish the results, summaries and/or protocols of clinical trials on such other websites and/or repositories and in a peer-reviewed journal within such timescales as required by law or STOCOSIL’s or its Affiliate’s standard operating procedures, irrespective of the outcome of such clinical trials.  Each such publication made in accordance with this Clause 14 shall not be a breach of the applicable confidentiality obligations set out in the Agreement and STOCOSIL shall be entitled to maintain such publication even following any termination of STOCOSIL’s rights in respect of the relevant Product and/or Optional Product.

14.2.2
DAEWOONG shall have the right to publish the results or summaries of results of all Clinical Trials conducted with respect to the Product and/or Optional Product outside of the Territory as allowed by Applicable Laws.  Prior to public disclosure or submission for publication of a proposed publication describing the results of any scientific or clinical activity relating to the Product and Optional Product outside of the Territory, DAEWOONG shall send STOCOSIL by expedited delivery a copy of the proposed publication to be submitted and shall allow STOCOSIL a reasonable time period (but no more than sixty (60) days from the date of confirmed receipt) in which to determine whether the proposed publication contains subject matter for which patent protection should be sought (prior to publication of such proposed publication) for the purpose of protecting an invention, or whether the proposed publication contains Confidential Information of STOCOSIL.  Following the expiration of applicable time period for review, DAEWOONG shall be free to submit such proposed publication for publication and publish or otherwise disclose to the public such scientific or clinical results.

15.           REPRESENTATIONS AND WARRANTIES

15.1           General Warranty.

Each Party warrants to the other that:

(a)
it has the necessary right and authority to enter into this Agreement and that to the best of its knowledge the execution, performance and delivery of this Agreement will not conflict with any obligation to which any of the Parties is subject;

(b)
it is carrying on its business in compliance with all Applicable Laws.

15.2           Background IP.

Each Party hereby represent and warrants that:

(a)
it has the title and/or right its Background IP and Know-How in relation to the Product and Optional Product and further that it has the title and/or right to grant the other the right to use such Background IP in accordance with the terms of this Agreement;

(b)
to the best of its knowledge and reasonable belief as of the Effective Date there is no claim or litigation pending, or, threatened, concerning any infringement or alleged infringement of any Third Party’s valid and enforceable Intellectual Property Rights in relation to the Development, Manufacture or Commercialization of the Product and/or Optional Product.

15.3           DAEWOONG hereby represents and warrants to STOCOSIL that:

(a)
the manufacturing site and all equipment, tooling and moulds utilized in the performance of the Development of the Product hereunder by DAEWOONG shall, during the Term of this Agreement, be maintained in good operating condition and shall be maintained and operated in accordance with all Applicable Laws.  The Manufacturing and storage operations, procedures and processes utilized in the Development and Manufacture and supply of the Products hereunder shall be in full compliance with all Applicable Laws, including GLP, GCP and cGMP and health and safety laws as necessary;

(b)
it shall perform all of its obligations under this Agreement in full compliance with all Applicable Laws, including but not limited to those laws and regulations applicable to DAEWOONG’s environment, health and safety guidelines;

(c)
all Waste, including but not limited to all Hazardous Waste, generated shall be disposed of in accordance with all Applicable Laws and regulations governing such matters in the Territory;

(d)
it shall hold during the Term of this Agreement all licences (including any Manufacturing Licence), permits and similar authorizations required by statutory authority and any other Regulatory authority to perform its obligations under this Agreement;

(e)
the Product supplied to STOCOSIL under this Agreement shall be produced and delivered in accordance with and shall be of the quality specified in and shall conform to, the Specifications, the Quality Agreement and Applicable Laws including, without limitation, GCP, GLP and GMP, and any other quality assurance requirements of STOCOSIL;

(f)
it is able to pass good title to the API or Product supplied to STOCOSIL pursuant to this Agreement;

(g)
the Product will not contain any Materials that has not been used, handled or stored in accordance with the relevant Quality Agreement, all Applicable Laws and any other quality assurance requirements of STOCOSIL;

(h)
DAEWOONG shall at all times be responsible for all the DAEWOONG employees operating within its Manufacturing Site and all obligations with respect to such DAEWOONG employes(s) shall be discharged by DAEWOONG at its own cost without reference to STOCOSIL. It is hereby clarified that at no time shall STOCOSIL be deemed to have any nexus or responsibility towards the employee(s) of DAEWOONG; and

(i)    it has never been and is not currently (i) an individual who has been debarred by the FDA pursuant to 21 U.S.C. 335a(a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application, or an employer, employee or partner of such a debarred individual; or (ii) a corporation, partnership or association that has been debarred by FDA pursuant to 21 U.S.C. 335a(a) or (b) from submitting or assisting in the submission of a drug application, or a partner , shareholder, member, subsidiary, or Affiliate of a debarred entity. DAEWOONG has no reason to believe that any circumstances exist which may affect the accuracy of the foregoing representation, including without limitation any FDA investigations of, or debarment proceedings against Supplier or any other person or entity performing services or rendering assistance, which is in any way related to activities to be undertaken pursuant to this Agreement.  DAEWOONG shall immediately notify STOCOSIL in writing if DAEWOONG at any time during the Term of this Agreement, becomes aware of any such circumstances;

15.4            Environmental warranties and compliance

(a)
DAEWOONG represents and warrants that to the best of its knowledge as of the Effective Date of this Agreement, there is no pending or likely governmental enforcement action or private claim against DAEWOONG regarding environmental matters that are reasonably likely to limit, impede or otherwise jeopardize DAEWOONG’s ability to meet its obligations under this Agreement;

15.5           DAEWOONG hereby represents and warrants to STOCOSIL that:

(a)
the Product supplied hereunder shall conform to the Specifications and the requirements of the Marketing Authorisations relating thereto;

(b)
the Product shall be Manufactured, quality controlled and packed in accordance with relevant GCP, GLP and cGMP, the Quality Agreement and Applicable Laws.

(c)
it will convey good title to the Product supplied hereunder;

(d)
it holds all necessary consents, authorizations, registrations, certificates, licences, approvals, permits, authorities or exemptions from any regulatory authority which are required to perform its obligations under this Agreement and has paid all fees due in relation to them and is not in breach of any conditions under them where such breach would be likely to have a material and adverse effect on its ability to perform its obligations under this Agreement;

(e)
to the best of its knowledge it is not subject to any material administrative or governmental investigations, in respect of the Products and including without limitation any such investigation in relation to any Manufacturing Site; and

(f)
as at the date of this Agreement other than as disclosed to STOCOSIL in writing to the best of its knowledge there is no claim or litigation pending or threatened, concerning any infringement or alleged infringement of any third party’s registered Intellectual Property including without limitation any granted or pending patents or pending patent applications in relation to the Manufacture, import, release after import, marketing, promotion, distribution, sale and use of the Products, including under any trade marks already submitted to any regulatory authority as part of a Marketing Authorisation (or application relating thereto) in relation to the Products and that the Manufacture, import, release after import, marketing, promotion, distribution, sale and use under this Agreement of such products will not infringe the registered Intellectual Property rights of any third party including without limitation any granted or pending patents or pending patent applications and including in respect of the proposed or actual use of any trade marks already submitted to any regulatory authority as part of a Marketing Authorisation (or application relating thereto) in relation to the Products.

15.6           Each Party hereby undertakes that:

(a)
it shall, and shall procure that its Affiliates and sublicensees shall, observe all Applicable Laws, including the terms of the relevant Marketing Authorizations, in relation to its Commercialization of the Product and/or Optional Product in the Territory and outside of the Territory; and

(b)
it shall not, and shall procure that its Affiliates and sublicensees shall not, make any false and/or misleading representation regarding the Product and/or Optional Product.

The liabilities of the Parties under this Clause 15 shall survive the expiration or termination of this Agreement.

16.           INDEMNITY

16.1
DAEWOONG shall defend, indemnify and hold harmless STOCOSIL and its Affiliates from and against any and all Liabilities and Losses that may, respectively, be brought by a third party against, or be suffered or incurred by, STOCOSIL and/or any of its Affiliates and arising out of or in connection with:

(a)
any breach of any representation or warranty made by DAEWOONG under this Agreement;

(b)
any third party personal injury, illness or death, or loss or damage to third party property arising from DAEWOONG’s failure to Manufacture and/or supply the Products, or pharmaceutical product used in Optional Product according to the terms of this Agreement, including the Product Specification;

(c)
the cost of any recall of the Product or the Optional Product to the extent that recall is due to DAEWOONG’s failure to manufacture and supply according to the terms of this Agreement, including the Product Specification;

(d)
any fault, negligence or wilful misconduct of DAEWOONG, its Affiliates or any of their respective officers, employees and agents with respect to the performance of this Agreement except to the extent that the Liability or Loss in question resulted from the gross negligence act or wilful misconduct of STOCOSIL, or its Affiliate(s) or any of its or their employees, agents or subcontractors, or any breach by STOCOSIL of any of its obligations, representations or warranties under this Agreement; and

(e)
any infringement of any third party’s Intellectual Property as a result of any Manufacturing process used with respect to the Product or pharmaceutical product used in an Optional Product supplied to STOCOSIL under this Agreement to the extent that DAEWOONG has failed to disclose to STOCOSIL in writing prior to the date of this Agreement the specifics of such Manufacturing process which is the subject of the infringement.

16.2
STOCOSIL shall defend, indemnify and hold harmless DAEWOONG from and against any and all Liabilities and Losses that may be, respectively, brought by a third party against, suffered or incurred by DAEWOONG and/or any of its Affiliate(s) and arising out of or in connection with:

(a)
any third party personal injury, illness or death, or loss or damage to third party property arising from the use or sale by STOCOSIL of the non-pharmaceutical part of the Optional Product;

(b)
any fault,  negligence or wilful misconduct of STOCOSIL, its Affiliates or any of their respective officers, employees, agents or subcontractors with respect to the performance of this Agreement except to the extent that the Liability or Loss in question resulted from the negligence or wilful misconduct of DAEWOONG, or its Affiliate(s) or any of its or their employees, agents or subcontractors, or any breach by DAEWOONG of any of its obligations, representations or warranties under this Agreement;

(c)
a breach of representation or warranty made by STOCOSIL under this Agreement;

(d)
the costs of any recall of the Optional Product to the extent that recall is due to the non-pharmaceutical portion of the Optional Product, TDM; and

(e)
Any claim of infringement of any third party’s Intellectual Property of the non-pharmaceutical portion of the Optional Product, TDM outside of the Territory other than an infringement as a result of any Manufacturing process usedwith respect to the pharmaceutical product of Optional Product supplied to STOCOSIL under this Agreement,

16.3           Notification of Liabilities/Losses.

In the event that either party intends to seek indemnification for any claim under any of Section 16.1 or Section16.2, it will inform the other party of the claim promptly after receiving notice of the claim. that:

(a)
In the case of a claim for which any STOCOSIL, indemnified party seeks indemnification under Section 16.1, STOCOSIL will permit DAEWOONG to direct and control the defense of the claim and will provide such reasonable assistance as is reasonably requested by DAEWOONG (at DAEWOONG’s cost) in the defense of the claim; provided that nothing in this Section 16.3 will permit DAEWOONG to make any admission on behalf of STOCOSIL, or to settle any claim or litigation which would impose any financial obligations on STOCOSIL without the prior written consent of STOCOSIL, such consent not to be unreasonably withheld or delayed.

(b)
In the case of a claim for which any DAEWOONG, indemnified party seeks indemnification under Section 16.2, DAEWOONG will permit STOCOSIL to direct and control the defense of the claim and will provide such reasonable assistance as is reasonably requested by STOCOSIL (at STOCOSIL’s cost) in the defense of the claim, provided that nothing in this Section 16.3 will permit STOCOSIL to make any admission on behalf of DAEWOONG, or to settle any claim or litigation which would impose any financial obligations on DAEWOONG without the prior written consent of DAEWOONG, such consent not to be unreasonably withheld or delayed.

Limitations: Neither party limits or excludes its liability for fraudulent misrepresentation nor for death or personal injury arising from its negligence.

16.4           Limitation of Liability

16.4.1
Except for a breach of Clause 11.1 (confidentiality) or for any claims of a third party which are subject to indemnification under this clause 18, neither STOCOSIL nor DAEWOONG, nor any of their respective affiliates or sublicensees will be liable to the other party to this agreement, its affiliates or any of their sublicensees for any indirect, incidental, consequential, special, reliance, exemplary or punitive damages or lost or imputed profits or royalties, lost data or cost of procurement of substitute goods or services, whether liability is asserted in contract, tort (including negligence and strict product liability), indemnity or contribution, and irrespective of whether that party or any representative of that party has been advised of, or otherwise might have anticipated the possibility of, any such loss or damage.

16.4.2
Neither Party limits or excludes its liability for fraud, fraudulent concealment or fraudulent misrepresentation, nor for death or personal injury arising from its negligence.

16.5           Product Liability without either Party’s Negligence and/or Fault (“Inherent Risk”)

16.5.1
For any Product related liability without either party’s negligence and/or fault (“Inherent Risk” of the Product and/or Optional Product) within the Territory, STOCOSIL shall be responsible for Loss and damages directly related to the Inherent Risk.  As specified in Clause 20, STOCOSIL shall carry proper and appropriate insurance coverage in the Territory.

16.5.2
For any Product related liability without either party’s negligence and/or fault (“Inherent Risk” of the Product and/or Optional Product) outside of the Territory, DAEWOONG shall be responsible for Loss and damages directly related to the Inherent Risk.  As specified in Clause 20, DAEWOONG shall carry proper and appropriate insurance coverage outside of the Territory.

17.           TERMINATION

17.1
STOCOSIL may terminate this Agreement with sixty (60) Business Days notice in relation to the Product and/or Optional Product in a specific country if STOCOSIL reasonably determines, using the same standards it would use in assessing whether or not to continue Development, Manufacture or Commercialization of a Product of its own making, that the patient, medical/scientific, technical, Intellectual Property, regulatory or commercial profile of the Product does not justify continued Development, Manufacture or Commercialization of that Product in or for such country.  For the avoidance of doubt, termination shall be on a country-by-country basis and product-by-product basis.

17.2
Either party may terminate this Agreement with sixty (60) days’ notice if the other Party commits a material breach (excluding non-payment), unless the breach is cured within the sixty (60) day notice period; provided, that with respect to non-payment breaches the notice and cure period shall be reduced to thirty (30) days; and provided further, that the sixty (60) day cure period may be extended if the existence of a material breach is the subject of an arbitration request (independent third party/mediator).

17.3
Either Party may terminate this Agreement if, at any time,

(a)
if the other Party becomes insolvent or if proceedings are instituted against the other Party for re-organization or other relief under bankruptcy law, or if any substantial part of the other Party’s assets come under the jurisdiction of a receiver or trustee in an insolvency proceeding authorized by law;

(b)
by either Party upon written notice if proceedings are instituted against any of the Party for reorganization or other relief under any bankruptcy law;

(c)
by either Party in the event of a force majeure in accordance with Clause 21.5 below.

18.           CONSEQUENCES OF TERMINATION

18.1
If STOCOSIL terminates in accordance with Clause 17.1, 17.2 and/or 17.3,  DAEWOONG shall, no later than ten (10) Business Days after STOCOSIL’s request but at DAEWOONG’s cost if there is default on the part of DAEWOONG:

(a)
In case of such termination DAEWOONG shall pay all non-cancellable expenses reasonably incurred by STOCOSIL, including costs STOCOSIL incurred in giving effect to such termination and costs of terminating any commitments entered into under the Agreement.  Additionally, DAEWOONG will ensure the return or delivery to STOCOSIL (or its nominee) or destruction by DAEWOONG at STOCOSIL’s option of all copies of STOCOSIL’s Confidential Information, STOCOSIL Background, IP, STOCOSIL Arising IP, and STOCOSIL Know-How and Regulatory Documentation and Regulatory Dossiers (together with all the copies, abstracts or summaries thereof, any excess substances or trial batches of the Product produced by DAEWOONG and any quantities of Material, samples or consumables, including Materials purchased in furtherance of DAEWOONG’s obligations under this Agreement, remaining in DAEWOONG’s possession). DAEWOONG agrees that this obligation is not conditioned upon STOCOSIL’s prior payment of amounts due or agreement to pay any amounts in dispute;

(b)
Discontinue Development and Manufacture, of the Product; and

(c)
Deliver to STOCOSIL or to such other parties as STOCOSIL may designate any remaining deliverables  (i.e. data, information, etc.) that may then be in possession or custody of DAEWOONG or dispose of them in such manner as STOCOSIL may specify;

18.2
If STOCOSIL terminates this Agreement in accordance with Clause 17.1, 17.2 and/or 17.3, all rights and licenses granted by STOCOSIL to DAEWOONG hereunder shall immediately terminate and DAEWOONG shall have no right to any continued use of the STOCOSIL Background IP, STOCOSIL Arising IP, STOCOSIL’s Confidential Information and STOCOSIL’s Know-How.

18.3
Notwithstanding the above, should DAEWOONG exercise its Step-In Rights in accordance with Clause 4.5 and/or Clause 6.3, STOCOSIL shall as reasonably practicable transfer all data and information in STOCOSIL’s control relating to a Product to (i) ensure that any ongoing Development or Commercialization continues with minimal disruption and to the extent any materials are not transferable, STOCOSIL shall use Commercially Reasonable Efforts to make such materials available to DAEWOONG and to practice any licence granted under 2.2.2.

18.4
If DAEWOONG terminates in accordance with Clause 17.2 or 17.3, STOCOSIL shall, no later than ten (10) Business Days after DAEWOONG’s request but at STOCOSIL’s cost if there is default on the part of STOCOSIL:

(a)
Ensure the return or delivery to DAEWOONG (or its nominee) or destruction by STOCOSIL at DAEWOONG’s option of all copies of DAEWOONG’s Confidential Information, and DAEWOONG Background IP, and DAEWOONG Know-How (together with all the copies, abstracts or summaries thereof, any excess substances or trial batches of the Product produced by DAEWOONG and any quantities of Material, samples or consumables, including Materials purchased in furtherance of DAEWOONG’s obligations under this Agreement, remaining in STOCOSIL’s possession). STOCOSIL agrees that this obligation is not conditioned upon DAEWOONG’s prior payment of amounts due or agreement to pay any amounts in dispute;

18.5
In case of such termination STOCOSIL shall pay all non-cancellable expenses reasonably incurred by DAEWOONG, including costs DAEWOONG incurred in giving effect to such termination and costs of terminating any commitments entered into under the Agreement.  Such final sum shall not exceed the price payable by STOCOSIL in accordance with the terminated service. If upon the effective date of termination, STOCOSIL has advanced funds which are unearned by DAEWOONG, DAEWOONG shall repay such funds to STOCOSIL within thirty (30) days of the effective date of termination.

18.6
Furthermore, the Parties agree to provide each other with reasonable support with respect to any investigation required by any Regulatory Authority with respect to Development , Manufacture and Commercialization of the Product carried out prior to such termination and after such termination provided that the reasonable costs of the assisting party in providing such assistance shall be at the other Party’s cost.

18.7
Termination shall not affect or prejudice any right to damages or other remedy which either party may have in respect of the event giving rise to the termination or any other right to damages or other remedy which either party may have in respect of any breach of this Agreement which existed at or before the date of termination.

19.           AUDITING

Each party will have the right, upon forty-five (45) days prior written notice and during normal business hours, through an independent third party representative (who will agree to be bound by confidentiality provisions to review and inspect the other party's books and records which relate to such other parties's operations under this Agreement including, but not limited to, records concerning Commercial Sales, Net Sales, Product Development Costs, sales presentations, and other costs. An inspection shall not occur more than once in any consecutive two calendar years. The party whose records are being inspected may designate competitively sensitive information which the representative may not disclose to the other party, provided, however, that such designation shall not encompass the representative's conclusions. Such representative shall only report inaccuracies in amounts payable under this Agreement. With respect to inspection of STOCOSIL’s or designated Affiliate books and records, DAEWOONoong may request that an independent auditor familiar with STOCOSIL record keeping systems be present at the inspection to assist DAEWOONG auditor in using STOCOSIL’s internal record management system. Likewise, with respect to inspection of DAEWOONG books and records, STOCOSIL may request that an independent auditor familiar with DAEWOONG's record keeping systems be present at the inspection to assist STOCOSIL auditor in using DAEWOONG's internal record management system. Each party shall bear the costs and expenses of its representative for inspections conducted under this Section, unless a variation or error producing an underpayment in amounts payable exceeding 5% of the amount paid for any period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period and any unpaid or overpaid amounts that are discovered will be paid or credited as appropriate by the party in whose favor the deviation occurred. When a variation or error producing an underpayment in amounts payable exceeding 5% of the amount paid for any period covered by the inspection, such underpayment will be treated as late payment and will be handled according to the Clause 9.6.8.  This Section will survive the expiration or the termination of the Agreement for a period of two (2) years.

  20.           INSURANCE

20.1
Each Party shall maintain at its own cost full and sufficient third party, public and product liability, and product recall insurance, to cover its actual and potential liabilities hereunder in the respective Territory (STOCOSIL shall cover the Territory, and DAEWOONG will cover the outside of the Territory) and shall provide to the other a certificate of such insurance (or equivalent) upon request.

20.2
Each Party shall maintain the insurances referred to in Clause 20.1 above throughout the Term of this Agreement and thereafter for such period as shall be equal to the longest shelf life of all or any of the Products (provided always that such insurances will respond to claims made at any time before the end of the period of five (5) years after termination of this Agreement).

20.3
Further, DAEWOONG will maintain a proper property & casualty insurance for its manufacturing sites.

21.           MISCELLANEOUS

21.1
Governing Law and Alternative Dispute Resolution

21.1.1
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by the law of Singapore.

21.1.2
Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (for the purpose of this Clause 21, a Dispute), shall be referred to and finally resolved by arbitration under International Chamber of Commerce (ICC) (for the purpose of this clause, the Rules), which Rules are incorporated by reference into this clause. The number of arbitrators shall be three.  The language of the arbitration shall be English.  The seat, or legal place of arbitration, shall be Singapore.  Nothing contained in this Clause 21 shall limit the right of any party to seek from any court of competent jurisdiction, pending appointment of an arbitral tribunal, interim relief in aid of arbitration or to protect or enforce its rights under this agreement.

21.2           Counterparts and Electronic Signatures

21.2.1           This Agreement may be executed and delivered in one or more counterparts, and by the different Parties hereto in separate counterparts each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

21.2.2           This Agreement, to the extent signed and delivered by means of a facsimile machine or electronic transmission (including a PDF file), shall be treated in all manner and respects as an original Agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of one Party, the other Party to this Agreement shall re-execute original forms thereof and deliver them to such first Party.

21.3           Entire Agreement

21.3.1           This Agreement constitutes the entire Agreement and understanding of the Parties and supersedes any prior Agreements or understandings between the Parties with respect to the subject matter hereof.  No representation, undertaking or promise shall be taken to have been given or be implied from anything said or written in negotiations between the Parties prior to this Agreement, except as expressly stated in this Agreement.

21.4           Further Assurances

21.4.           Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonable require to implement or giving effect to this Agreement.

21.5           Force Majeure

21.5.1           Neither Party shall be liable for any delay in the performance of any of the duties or obligations of that Party, provided that such delay has been caused by or is the result of any act of God, fire, explosion, flood, drought, war, disease, acts of terrorism, riot, sabotage, embargo, general strikes, or compliance with any order or regulation of any government entity acting with colour of right or any other events of a similar nature and/or magnitude.  (“Event of Force Majeure”).  Events of Force Majeure exclude labour disputes and strikes of solely the affected Party’s personnel.

21.5.2           The Party suffering the Event of Force Majeure shall within thirty (30) days of the occurrence of the Event of Force Majeure give written notice to the other Party stating the nature of the Event of Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect.  Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required and the Party suffering the Event of Force Majeure shall use Commercially Reasonable Efforts to remedy its inability to perform including through the use of alternative sources, workarounds and implementing a business continuity plan to be agreed by the Parties; provided, however, if the suspension of performance continues for sixty (60) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such Event of Force Majeure, the Parties shall meet and discuss in good faith any amendments to this Agreement to permit the other Party to exercise its rights under this Agreement.

21.5.3           Should the Parties be unable to reach agreement within fifteen (15) days of the commencement of good faith discussions in accordance with clause 21.5.2 regarding any amendments to this Agreement to permit the Party suffering the Event of Force Majeure to exercise its rights under this Agreement, either Party may terminate this Agreement by written notice to the other Party.

21.5.4           Neither Party shall have the right to any additional payments from the other Party as a result of any Event of Force Majeure.

21.6           Relationship of the Parties

21.6.1           The status of a Party under this Agreement shall be that of an independent contractor.  Nothing expressed or implied in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of  the other Party pr to make any statements, representations, warranties or commitments on behalf of the other Party, except upon the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be the account and expense of such Party.

21.7           Third Party Rights

The Parties agree that this Agreement is not intended by either of the Parties to create rights or benefits in favour of any Third Party or make any rights or benefits enforceable by or on behalf of such Third Parties and, for the avoidance of doubt and to the extent permitted by law, any laws in any country in the Territory contrary to provisions of this Clause are excluded.

21.8           Notices

21.8.1
Any notice or other communication to be given under this agreement must be in writing (which excludes fax, email and any other form of electronic communication) and must be delivered or sent by post to the party to whom it is to be given as follows:

(a)
to DAEWOONG at:

163-3, Samsung-Dong, Kangnam-Gu, Seoul, Korea

marked for the attention of Jeon, SengHo

(b)
to STOCOSIL at:

11100 Warner Ave, Suite 266, Fountain Valley, CA 92708

marked for the attention of Vuong Trieu

with a copy to Legal Operations, Business Development at

17870 Castleton St, , Suite 250, City Of Industry, CA 91748or at any such other address of which it shall have given notice for this purpose to the other party under this clause.  Any notice or other communication sent by post shall be sent by prepaid recorded delivery post (if the country of destination is the same as the country of origin) or by prepaid airmail (if the country of destination is not the same as the country of origin).

21.8.2
Any notice or other communication shall be deemed to have been given:

(a)           if delivered, on the date of delivery; or

(b)           if sent by post, on the second Business Day after it was put into the post.

21.8.3
In proving the the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail or that the fax was properly addressed and transmitted, as the case may be.

21.8.4
This Clause 21 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this agreement.

21.9           Expenses

21.9.1           Each of the Parties hereto shall be responsible for the payment of its own costs and expenses incurred in connection with the negotiations leading up to and the performance of its own obligations pursuant to this Agreement and the Transaction Documents, including the fees of any legal advisors, accountants, brokers or advisors employed or retained by or on behalf of such Party.  Notwithstanding the foregoing, if this Agreement is terminated, this Clause 21.9 shall not affect any rights that either Party may have arising from any breach hereof.

21.10           Waivers and Modifications

21.10.1                      The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies.

21.10.2                      The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity.  Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.

21.11           Prior Agreements – Amendments

21.11.1                      No waiver, modification, release or amendment of this Agreement shall be valid or binding upon the Parties, unless in writing and signed by authorised representatives of both Parties.

21.12           Severability

21.12.1                      The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement.  The Parties acknowledge that it is their intention that if any provision of this Agreement is determined by a court to be unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law.

21.13           Language

21.13.1                      The language of this agreement and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English.  All demands, requests, statements, certificates or other documents or communications to be provided in connection with this agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication

21.14           Export Control

21.14.1                      This Agreement is made subject to any restrictions concerning the exports or technical information from the United States or other countries that may be imposed on the Parties from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other Regulatory Authority in accordance with Applicable Law.

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IN WITNESS WHEREOF the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives as of the Execution Date.

STOCOSIL, Inc. _____________________________________ Signed Name: Position Date: AUTOTELIC, LLC	DAEWOONG Pharmaceuticals Co. Ltd _____________________________________ Signed Name: Jongwook Lee Position: CEO, President Date:

  _____________________________________

  Signed
  Name:
  Position
  Date:

AUTOTELIC, Inc.

  _____________________________________

  Signed
  Name:
  Position
  Date:

SCHEDULE 1

KEY TERMS OF THE MANUFACTURING AND SUPPLY AGREEMENT (“MSA”)

(1)Parties	(i)DAEWOONG (or an appropriate Affiliate) (ii)STOCOSIL (or an appropriate Affiliate)
(2)Scope
Terms and conditions applicable to the Manufacture and supply by DAEWOONG to STOCOSIL of the Product for:
(i)Commercialization by STOCOSIL as Product or pharmaceutical product of the Optional Product in any country in the Territory

(3)Exclusivity and exceptions
(i)Subject to (3)(ii) below, STOCOSIL shall purchase all the Product for Commercialization in the Territory from DAEWOONG.
(ii)STOCOSIL shall no longer be required to purchase all of its requirements of Product from DAEWOONG and shall be entitled to Manufacture (or have Manufactured by a Third Party) the Product if, even though both Parties diligently pursue in good faith the remedy, :
(a)DAEWOONG is unable to Manufacture and supply sufficient quantities of the Product to satisfy STOCOSIL’s demand for that Product; or
(iii)DAEWOONG fails to remediate any quality issues identified by STOCOSIL,in accordance with Product Specifications, in respect of the manufacturing site(s) or the Products. In the event that STOCOSIL does Manufacture (or have Manufactured by a Third Party) any Product in accordance with the terms of the MSA, DAEWOONG shall provide (at its own cost, subject to (3)(v) below, and at STOCOSIL’s request):
(a)reasonable assistance to STOCOSIL in sourcing high quality API and all other Materials at a competitive price;
such technical transfer assistance (including the granting a fully-paid up, perpetual, royalty-free license, if required, on a non-exclusive basis,and disclosure of all relevant IP and Know-How under suitable conditions of confidentiality) as STOCOSIL or its Third Party contract manufacturer may reasonably require to enable them to manufacture the Product.

(3)Exclusivity and exceptions (continued)
(iv)In the event that (3)(ii)(b) applies, the Parties shall discuss in good faith the extent (if any) to which DAEWOONG may continue to supply the affected Product taking into account all relevant circumstances (including the economic consequences to STOCOSIL of sourcing from a Third Party only the surplus volumes that DAEWOONG is unable to supply rather than sourcing all of its requirements for the affected Product from that Third Party), whether or not any such continued supply shall be under the MSA or another agreement and any appropriate amendments that may be required to be made to the MSA.
(v)In relation to any technical transfer assistance provided by DAEWOONG pursuant to (3)(iii) above, STOCOSIL (or its Third Party contract manufacturer) shall be responsible for the costs of the API, excipients and tooling required to Manufacture the relevant Product (including any such API and excipients required to Manufacture validation batches of such Product).  Without limiting the generality of (3)(iii) above, DAEWOONG shall be responsible for all costs and expenses related to the involvement of its employees or consultants in the technical transfer process (including any travel and accommodation expenses incurred by such employees or consultants).
(vi)If STOCOSIL wishes to use an alternative source of supply for the Product in circumstances contemplated by (3)(ii) above, STOCOSIL shall be entitled to use DAEWOONG’s Regulatory Dossier in support of any regulatory submission that STOCOSIL may be required to make in relation thereto.
(vii)STOCOSIL may continue to order Product from DAEWOONG, and DAEWOONG shall continue to supply STOCOSIL with Product  pursuant to the MSA until such time as STOCOSIL notifies DAEWOONG in writing that alternative source has been validated and all necessary Regulatory Approvals are in place to allow STOCOSIL (or its nominated Third Party manufacturer) to Manufacture the relevant Product.

(4)Sourcing and storage of Materials
(i)DAEWOONG shall be responsible for sourcing all API and other Materials required for the Manufacture of Products under the MSA.  STOCOSIL (and not DAEWOONG) shall be responsible for sourcing API and Materials for the Manufacture of any Products by or on behalf of STOCOSIL pursuant to (3)(ii) above.
(ii)In the event that STOCOSIL supplies API or other Materials to DAEWOONG (or its permitted Third Party sub-contractor) for use in the Manufacture of Products on a tolling basis:
(a)those API and/or Materials shall be deemed to have zero cost to DAEWOONG for the purposes of calculating the Supply Price payable by STOCOSIL; but
(b)for the purposes of (3)(ii)(a) and (3)(ii)(b) above, the Supply Price shall be deemed to be the sum of (a) the Supply Price payable by STOCOSIL and (b) the costs and expenses incurred by STOCOSIL in sourcing the relevant API and/or Materials and in providing such API and/or Materials to DAEWOONG on a tolling basis.
(iii)The Party that is not responsible for sourcing the API and other Materials shall provide reasonable assistance to the other Party in sourcing high quality API and other Materials at a competitive price.

(5)Inspection and analysis of Materials
(i)DAEWOONG shall upon receipt of all Raw Materials or API (defined here as Materials), conduct such inspections and analysis of API and other Materials as may be specified in the Quality Agreement or required by cGMP, any Manufacturing Licence, any relevant Marketing Authorisation and/or Applicable Law.
(ii)DAEWOONG shall conduct the required inspection and analysis irrespective of whether the API or other Materials are sourced by DAEWOONG or by STOCOSIL.
(iii)In the event that any delivery of Materials is defective, DAEWOONG shall reject that delivery and promptly notify STOCOSIL (and, if DAEWOONG is responsible for sourcing the relevant Materials, the relevant supplier).  The Party responsible for sourcing the relevant Materials shall procure that the supplier promptly provides additional Materials in substitution for the defective Materials.

(6)Manufacture
(i)Subject to (6)(ii), DAEWOONG shall Manufacture the Product in accordance with cGMP, the Quality Agreement, the Manufacturing Licence, the relevant Marketing Authorisation, the applicable specifications for that Product and Applicable Law (including the Applicable Law of the country in which the Product is to be Commercialized by STOCOSIL).
(ii)DAEWOONG will perform primary, secondary packaging or leafleting in relation to the Product in accordance with the Marketing Authorisation ..  All such steps in the relation to the Product to be Commercialized by STOCOSIL shall be performed by (or on behalf of) DAEWOONG and shall be at DAEWOONG’s responsibility and costs.  Such costs will be part of COGS by DAEWOONG.
(iii)DAEWOONG shall Manufacture (or have Manufactured) the Product only at its own manufacturing sites.
(iv)DAEWOONG shall (at its cost) obtain and maintain all Manufacturing Licences required to allow it to Manufacture Products in accordance with the MSA.
(v)The MSA will specify the agreed lead time, minimum order quantity (“MOQ”) and incremental order quantity (“IOQ”) for each Product. MOQ shall be one batch size.  Where a Product is subsequently added to the scope of the MSA, the Parties shall agree such amendments to the MSA as may be necessary to document the lead time, MOQ and IOQ applicable to the Product.

(7)Forecasts and orders
(i)To be furnished in Schedule 2.  DAEWOONG shall deliver Product pursuant to STOCOSIL’s written purchase orders (“Firm Orer”) which have been confirmed in writing by DAEWOONG
(ii)DAEWOONG shall confirm each Firm Order within five (5) business days, confirming the date for Delivery and quantities of Products.  If any discussion is required in respect of a Firm Order, the Parties will seek to agree any necessary amendments within two (2) business days of DAEWOONG’s response to the Firm Order.
(iii)STOCOSIL shall submit a Purchase Order reflecting each confirmed Firm Order. Firm Orders shall be received by DAEWOONG at least 90 days before the requested date of delivery.
(iv)Each Firm Order for Product shall (unless otherwise agreed between the Parties) be for a quantity that is equal to either (a) the MOQ for that Product or (b) that MOQ together with a multiple of the IOQ for that Product.
(v)Without prejudice to (3)(ii)(d), DAEWOONG shall use its reasonable endeavours to ensure that it has at all times sufficient Manufacturing capacity at each Manufacturing Site to satisfy the Products requirements set out in the Forecast Schedule.

(8)Samples and stability studies
(i)DAEWOONG shall retain samples of each batch of Materials and each batch of Product in accordance with the Quality Agreement and cGMP.
(ii)DAEWOONG shall be responsible for performing (at its own cost) such stability testing on the Product supplied to STOCOSIL pursuant to the MSA as may be required by the Quality Agreement, any relevant Marketing Authorisation, cGMP or as reasonably required by STOCOSIL.  If DAEWOONG wishes to outsource the performance of stability testing to a Third Party, STOCOSIL must first approve the use of such Third Party (such approval not to be unreasonably withheld).  In addition, the Parties shall discuss whether such work can be performed more effectively and efficiently by STOCOSIL or any Third Party performing primary or secondary packaging for STOCOSIL in relation to the Products.  If the Parties agree that DAEWOONG shall outsource stability testing to a Third Party, DAEWOONG shall remain primarily liable to STOCOSIL for the performance of such work and shall remain responsible for the costs of that work.  Such costs will be part of DAEWOONG’s COGS.

(9)Storage and Delivery of Products
(i)DAEWOONG shall store Materials (and, pending Delivery. Products) in accordance with cGMP and the Quality Agreement.
(ii)Product shall be delivered on FOB Incheon Airport.
(iii)Each Delivery of the Product shall be accompanied by a corresponding Certificate of Analysis and any other documentation specified in the Quality Agreement.

(10)Shelf life
Unless otherwise agreed between the Parties, each Product Manufactured by (or on behalf of) DAEWOONG pursuant to the MSA shall upon Delivery:
(i)if the registered shelf life of such product is more than two (2) years, have at least eithty per cent. (80%) of that registered shelf life remaining; and
(ii)if the registered shelf life of such product is two (2) years or less, have at least eighty five per cent. (85%) of that registered shelf life remaining.

(11)Inspection and analysis of Products
(i)STOCOSIL shall upon receipt conduct such inspections and analysis of Product as may be specified in the Quality Agreement to determine whether the Product complies with the relevant specification.
(ii)If STOCOSIL considers that any of the Product is defective, it will notify DAEWOONG and the Parties will endeavour to agree whether or not that Product is defective.  Any payment obligations in respect of the allegedly defective Product will be suspended pending the resolution of this issue.
(iii)At STOCOSIL’s request, DAEWOONG will Manufacture and supply a replacement batch of Product as soon as practicable following notification of the alleged defect.
(iv)If the Parties are unable to agree whether Product is defective, the matter will be referred to an independent third party laboratory to determine whether the Product is conforming  (acting as an expert, not as an arbitrator).  Except in the case of fraud or manifest error on the part of such independent expert,the decision of such independent expert will be binding upon the Parties.  If the independent expert decides that the Product was not defective, the cost of the independent expert will be borne by STOCOSIL.  In all other circumstances, the costs of the independent expert will be borne by DAEWOONG.
(v)If Product is agreed (or found) to be defective, DAEWOONG shall dispose of that Product at its own cost and (if no replacement batch has already been provided as contemplated by (11)(iii) above) promptly Manufacture and supply replacement Product as soon as possible but in any event no later than 30 days.
(vi)If Product is agreed (or found) not to be defective, STOCOSIL shall pay for that Product in accordance with the MSA.

(12)Price
(i)Subject to (12)(ii) below, the Supply Price charged by DAEWOONG for the Manufacture and supply of the Product for the Development shall be DAEWOONG’s actual cost of Manufacture (actual COGS of DAEWOONG, which is defined in the PRODUCT DEVELOPMENT, LICENCE AND COMMERCIALIZATION AGREEMENT. Subject to (12)(ii) below, the Supply Price charged by DAEWOONG for the Manufacture and supply of the Product for the Commercial Sales in the Territory shall be DAEWOONG’s actual cost of Manufacture (actual COGS of DAEWOONG, which is defined in the PRODUCT DEVELOPMENT, LICENCE AND COMMERCIALIZATION AGREEMENT plus 50%. For the avoidance of doubt, the Manufacture of a Product shall include stability testing unless the Parties agree that STOCOSIL shall perform (or have performed) such stability tests as contemplated in (8)(ii) above.
(ii)The Supply Price applicable for the Product shall be reviewed by both Parties during the 1st Calendar Quarter of every Calendar Year. Both Parties reveiw the market price of each API for the Product and calculate the average price of 3 suppliers registered in the US-DMF for each API. That average price shall become effective on the last day of the 1st Calendar Quarter of every Calendar Year and shall be applied to calculate a new COGS after such date.
(iii)Notwithstanding (12)(ii) above, DAEWOONG shall keep STOCOSIL promptly informed of any variation in the actual Supply Price (including reductions achieved by means of the Continuous Improvement programme and fluctuations caused by variations in the cost of Materials, labour, overheads or other inputs to the Manufacturing process).

(13)Title and risk
(i)Title to and risk in Product shall pass to STOCOSIL upon Delivery on FOB Incheon Airport.
(ii)To the extent any Materials are supplied to DAEWOONG by STOCOSIL, DAEWOONG shall store such Materials in accordance with instruction for such Materials at no cost to STOCOSIL, DAEWOONG shall only use the Materials to manufacture Product for STOCOSIL,  title to those Materials shall remain with STOCOSIL at all times, but DAEWOONG shall bear all risk of loss  in those Materials for so long as those Materials (or Products containing those Materials) are in DAEWOONG’s possession or control.  DAEWOONG will maintain insurance to provide appropriate coverage of Materials against theft or damage.

(14)Continuous Improvement
The MSA shall include provisions dealing with the establishment and implementation of a continuous improvement programme intended to reduce the costs of Manufacture and/or improve the efficiency, environmental impact and quality of the Manufacturing process.  The MSA shall include provisions allocating between the Parties the benefit of any costs savings achieved by means of this continuous improvement programme and determining the ownership of any IP or Know-How created or reduced to practice in the course of that programme.

(15)Marketing Authorizations
STOCOSIL shall be responsible for obtaining and maintaining any Marketing Authorization required to allow it to Commercialize Product supplied pursuant to the MSA.  DAEWOONG shall provide STOCOSIL with such reasonable assistance as it may require in connection with obtaining or maintaining such Marketing Authorizations.

(16)Premises and insurance	DAEWOONG shall maintain appropriate insurance for its manufacturing site(s).
(17)Know-How, IP and Technical Assistance
(i)STOCOSIL shall grant DAEWOONG such licences of its IP and Know-How as DAEWOONG may require to Manufacture the Product.
(ii)DAEWOONG shall grant STOCOSIL such licences of its IP and Know-How as STOCOSIL may require to Commercialize the Product in the Territory.

(18)Regulatory, compliance and environmental
(i)DAEWOONG shall co-operate with Regulatory Authorities and provide any information and documentation that a Regulatory Authority may require.  STOCOSIL will be the primary interface with all regulatory authorities in the Territory and DAEWOONG will immediately inform STOCOSIL if it is contacted by a regulatory authority within the Territory  with regard to any submission to a Regulatory Authority and in relation to any anticipated inspection by a Regulatory Authority of a manufacturing site.
(ii)In the event of any inspection by regulatory authorities inside the Territory (including cGMP inspections), STOCOSIL will provide reasonable assistance to DAEWOONG in preparing for such inspections.  Notwithstanding this, DAEWOONG shall be responsible for ensuring that its Manufacturing Sites meet all applicable cGMP standards, Production Standards,  and the requirements of the MSA (including the Quality Agreement).
(iii)DAEWOONG shall be responsible for preparing and submitting the Regulatory Dossiers to STOCOSIL for the Product as a CMO for inclusion into any Product Registration of STOCOSIL.  DAEWOONG shall provide  all submissions to regulatory authorities including (whether or not submitted) CTD files, data and documentation from clinical studies and CMC documentation, relating to the Product, as well as all correspondence with regulatory authorities (such as registration and licenses, regulatory drug lists, regulatory dossier, advertising and promotion documents), adverse event files, complaint files, manufacturing records and inspection reports as well as all relating intellectual property rights protecting the same and any invention embodied in such documentation ("Regulatory Documentation") to STOCOSIL for its use for seeking Product Registration of the the Product in any country in the Territory. DAEWOONG hereby grants a perpetual, irrevocable, fully paid up right on a non-exclusive basis to reference to any data contained in all Regulatory Documentation, Product Registrations, post marketing studies, regulatory dossiers and any other data with respect to the Product, for use in STOCOSIL's Product Registration in any country in the Territory.
(iv)DAEWOONG shall be responsible for all waste disposal, and all costs related thereto,  connected with the Manufacture of the Product and for compliance with Applicable Law in relation to such disposal.

(19)Quality assurance and pharmacovilgilane
(i)The Parties agree to enter into a quality agreement within 90 days of the Effective Date which sets forth (a) the roles and responsibilities of the Parties with respect to cGMP and other quality regulations for the Product as required under Applicable Laws, and (b) how the Parties shall interact with each other in connection with the same (the "Quality Agreement").  In the event a conflict arises between any term in this Agreement and a term in the Quality Agreement, the term contained in this Agreement shall prevail.
(ii)The Parties agree to enter into a global pharmacovilgilance agreement, within 120 days of the Effective Date, which sets forth the global safety data exchange procedures to be followed by th Parties for the collection, investigation, reporting, and exchange of information concerning adverse events.
(iii)DAEWOONG shall comply with the Quality Agreement and shall institute and maintain appropriate process controls for the Manufacture of the Product and shall maintain suitable records of such controls which shall be made available to STOCOSIL on request.
(iv)DAEWOONG shall (at STOCOSIL’s request and cost) supply such samples of the Product or Materials as STOCOSIL may reasonably require.
(v)DAEWOONG shall promptly report any adverse trends that arise during the normal or stability testing of any of the Product, provided that DAEWOONG shall not be responsible for doing so if STOCOSIL or STOCOSIL’s Third Party contract manufacturer undertake responsibility for stability testing as contemplated in 8(ii).
(vi)DAEWOONG shall appoint a Senior Quality Manager who shall be responsible for signing each Batch Record and Certificate of Analysis and for the release of the Product.

(20)Access to premises and audits
(i)STOCOSIL shall be permitted to enter DAEWOONG’s manufacturing site(s) to conduct technical, cGMP and/or environmental inspections and  audits on an annual basis (or more frequently for cause).
(ii)DAEWOONG shall ensure  that any permitted sub-contractor also allows STOCOSIL to conduct such audits and inspections of any manufacturing site operated by such sub-contractor.

(21)Customer complaints and recalls
(i)DAEWOONG will maintain complete and accurate records with respect to the Products, including without limitation, the manufacturing and adequate despatch and analytical records to allow quality and destination of Products to be assessed in the event of a complaint.  STOCOSIL will be permitted to access these records as necessary.
(ii)DAEWOONG will notify STOCOSIL of any quality issue or complaint it becomes aware of and will investigate any such issue at STOCOSIL’s request but at DAEWOONG’s own cost.
(iii)STOCOSIL will have control over any recall of Product and will devise the recall strategy in the Territory.  DAEWOONG will assist in that strategy as needed.  STOCOSIL shall (if lawful and practical to do so) give DAEWOONG prior written notice of any recall that STOCOSIL proposes to make of the Product outside of the Territory.  The final decision of any recall of Product outside of the Territory will be DAEWOONG’s.
(iv)The costs of a Product recall will be borne by DAEWOONG if it results from DAEWOONG’s failure to comply with the MSA or DAEWOONG’s negligence.  Otherwise, STOCOSIL will be bear the costs of recall.

(22)Warranties and indemnities
(i)DAEWOONG will warrant (a) compliance as regards Products, processes and waste disposal with Specifications, Quality Agreement, Manufacturing Licence, Marketing Authorisations, GMP and Applicable Laws (including environmental laws), (b) conveyance of good title to Products, (c) that it holds all necessary consents and licences, (d) that there is no active or pending litigation or investigation involving DAEWOONG.
(ii)DAEWOONG will indemnify STOCOSIL against loss and damage caused by (a) breach of DAEWOONG’s warranties, (b) third party death or personal injury arising from a failure to Manufacture a Product in accordance with the MSA, (c) gross negligence or wilful misconduct by DAEWOONG or its employees and (d) costs of Product recalls that DAEWOONG is responsible for under (21) above, in each case unless caused by the gross negligence or wilful misconduct of STOCOSIL or its employees.
(iii)STOCOSIL will indemnify DAEWOONG against loss and damage caused by (a) third party death or personal injury arising from a Product that was fully compliant with the MSA upon delivery, (b) gross negligence or wilful misconduct by STOCOSIL or its employees and (c) costs of Product recalls that STOCOSIL is responsible for under (21) above, in each case unless caused by the gross negligence or wilful misconduct of DAEWOONG or its employees.

(23)Ethical standards and human rights	The MSA will contain warranties and undertakings in the standard form required by STOCOSIL of all suppliers in relation to ethical standards, human rights and anti-bribery and corruption procedures.

(24)Documentation and reports
(i)DAEWOONG shall prepare and retain complete and systematic documentation relating to the Manufacture of Products (including Batch Records, Certificates of Analysis, quality records and any reports that the Parties agree DAEWOONG should prepare).
(ii)DAEWOONG will retain such documentation in accordance to applicable law (which shall not be less than three (3) years) and shall allow STOCOSIL to view and copy such records on reasonable notice during the term of this MSA and three (3) years after termination.

(25)Labelling and Artwork
To the extent relevant, DAEWOONG shall Manufacture each Product using such labelling and artwork as STOCOSIL may specify.  The MSA shall include change control provisions covering any proposed alteration of the labelling and artwork required to be affixed to (or embossed on) any of the Product.

(26)Term	The term of the MSA shall be the same as the PRODUCT DEVELOPMENT, LICENCE AND COMMERCIALIZATION AGREEMENT.
(27)Expiry and termination
(i)The MSA shall expire at the end of the term unless renewed or terminated earlier in accordance with the MSA.
(ii)The MSA shall contain provision for STOCOSIL to terminate if (a) STOCOSIL ceases to Commercialize the Products, (b) STOCOSIL elects to move Manufacture of Products to a third party where permitted to do so, (c) DAEWOONG is in uncured material or persistent breach of the MSA, (d) DAEWOONG becomes insolvent, (e) DAEWOONG undergoes a change of control or (f) new or unknown impurities are found in Products.  Termination for reasons (a), (b) and (f) shall occur on a Product-by-Product basis.  Termination for reasons (c), (d) and (e) shall affect the MSA as a whole.
(iii)The MSA shall contain provision for DAEWOONG to terminate if the MSA as a whole if (a) STOCOSIL is in uncured material or persistent breach of the MSA, (b) STOCOSIL becomes insolventSTOCOSIL.

(28)Consequences of expiry or termination
(i)Certain provisions – e.g. those relating to retention of samples and documentation for a specified number of years, confidentiality and providing assistance in the event of a regulatory investigation – will survive expiry or termination.
(ii)DAEWOONG shall provide technical transfer assistance (and licences of Know-How and IP) as contemplated in (3)(iii) above to permit STOCOSIL, its Affiliates or its nominated Third Parties to Manufacture Products.
(iii)Accrued rights and obligations will survive termination.

(29)Confidentiality
The MSA shall include customary provisions protecting the confidentiality of any confidential information (including Know-How) that may be disclosed by one Party to the other Party.  The provisions shall include customary restrictions on the use and disclosure by a Party of the other Party’s confidential information, subject to the usual exceptions and DAEWOONG’s obligations to license Know-How in circumstances contemplated by (3)(iii) and (29).

(30)Assignment and sub-contracting
(i)STOCOSIL shall be permitted to assign or otherwise transfer, or to sub-contract, any of its rights and obligations to any Affiliate or a successor in title to the business in relation to one or more of the Products and DAEWOONG shall enter into a novation agreement upon request to give effect to any such transfer.
(ii)Save as permitted by (31)(i), STOCOSIL shall not be permitted to assign or otherwise transfer any of its rights or obligations under the MSA without DAEWOONG’s prior written consent (not to be unreasonably withheld).
(iii)DAEWOONG shall not be permitted to assign or otherwise transfer any of its rights or obligations under the MSA without STOCOSIL’s prior written consent (not to be unreasonably withheld by STOCOSIL).
(iv)DAEWOONG shall not be permitted to sub-contract the performance of any of its obligations under the MSA (including the Manufacture of any Product) without STOCOSIL’s prior written consent (not to be unreasonably withheld).

(31)Force Majeure
The MSA shall contain customary provisions excusing non-performance by a Party of its obligations to the extent caused by force majeure.  The MSA shall also permit a Party to terminate the MSA if the other Party is prevented by force majeure from performing its obligations for an extended period.

(32)Governing Law	Law of Singapore.
(33)Jurisdiction
(i)Subject to (34)(ii) and (34)(iii), the Singaperean courts shall have exclusive jurisdiction.
(ii)Subject to (34)(iii), if any dispute arising under the MSA is connected with a dispute arising under the PDLCA, the dispute under the MSA shall be referred to arbitration in accordance with the dispute resolution provisions of the PDLCA.
(iii)Disputes covered by (11) above shall be determined as provided in (11) above.

(34)Other customary terms
The MSA will include customary terms regarding such matters as (i) waiver, (ii) notices, (iii) entire agreement, (iv) relationship of the Parties, (v) severability, (vi) amendment, (vii) counterparts and (viii) any other relevant matters not covered in this term sheet.

(35)Schedules
The MSA will have scheduled to it:
(i)a Quality Agreement signed by DAEWOONG (or an appropriate Affiliate) and STOCOSIL (or an appropriate Affiliate);
(ii)the Specification(s) for each Product;
(iii)details of the lead time, MOQ and IOQ for each Product;
(iv)records retention requirements (to the extent not covered by the Quality Agreement);
(v)key performance indicators (if applicable and agreed);
(vi)EHS guidelines; and
(vii)STOCOSIL’s ABAC requirements.

(36)Adjustments
The Parties acknowledge that certain terms of the MSA contemplated above may need to be adjusted to reflect the nature or characteristics of the Product.  If either Party reasonably considers that, in respect of the Product, the terms of the MSA require such adjustment, the Parties shall discuss the matter in good faith (each acting reasonably).

 Schedule 2

Product Price, Sales Forecast and Minimum Annual Purchases
STOCOSIL Sales Forecast (for US and Japan) – For Resistant Hypertension

(Unit: package of 30T/box)

Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
0.5 M	1.0 M	2.5 M	3.35 M	4.35 M	4.35 M	4.35 M	4.35 M	4.35 M	4.35 M

* Basis for calculation :

1. Based on market research given by partner,
Prevalence of hypertenion : 1.38B patients worldwidely
6% hypertensive population in US and Japan (assumption)
22% are uncontrolled or resistant HTN
50% are simultaneously hypercholesterolemic and resistant HTN
4% penetration

it gives 1.38B * 0.06 * 0.22 * 0.5 * 0.04 = 0.35M targeting population in US and Japan

 2.  0.35M people * 12months/year * 1pckg/month = 4.35M pckg/year

 3. Regard the result from ② as a peak sales in Year 5.

Sales forecast is to be readjusted upon completion of year 1 to reflect actual market condition.  Apply to only resistant HTN only.  Year 1 = 1 year after approval for resistant HTN.